PART II — OFFERING CIRCULAR

An Offering Circular pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time an Offering Circular which is not designated as a Preliminary Offering Circular is delivered and the Offering Circular filed with the Commission becomes qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Circular in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular	Subject to Completion, Dated April ___, 2024

QUANTUMZYME CORP.

a Nevada Corporation

Up to $600,000.00 of Common Stock

Quantumzyme Corp., a Nevada corporation (the “Company” or “QTZM”) is offering investors (the “Offering”) the opportunity to purchase QTZM common shares (the “Shares”). The Shares will be sold at a price of $0.01 per Share for a maximum amount of $600,000 (the “Maximum Amount”). This Offering is being conducted pursuant to Tier 1 of Regulation A. The Shares are highly speculative securities, see “Risk Factors” beginning on page 13.

	Number of Shares	Price to Public (1)	Underwriting discount and commissions (2)	Proceeds to issuer (3)	Proceeds to other persons
Per Share	1	$0.01	$0.00	$0.01	$0.00
Total Minimum	100,000	$1,000.00	$0.00	$1,000.00	$0.00
Total Maximum	60,000,000	$600,000.00	$0.00	$600,000.00	$0.00

(1) Please refer to the section entitled “Description of Shares” on page 38 for a Description of the Shares being Offered.

(2) The Shares will be offered and sold by our officers and directors who will not receive any direct compensation in connection therewith. However, we reserve the right to engage broker-dealers registered under Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and who are FINRA members to participate in the offer and sale of the Shares and to pay to such persons, if any, cash commissions of up to seven percent (7%) of the gross proceeds from the sales of Shares placed by such persons. The Company will decide within sixty (60) days of the date this Offering Circular is “Qualified” as to whether it will secure an agent and issue Agent Shares. Please refer to the section entitled “Plan of Distribution” on page 31 for additional information.

(3) We estimate that our total Offering expenses, including commissions, will be approximately $90,000. See “Plan of Distribution.”

1

The Offering will be made on “best-efforts” continuous basis as provided by Rule 251(d)(3)(i)(F) basis through a Tier 1 offering pursuant to Regulation A (“Regulation A”). We expect to commence the sale of the Shares within two days of the date on which the Offering Circular of which this Offering Circular is a part (the “Offering Circular”) is qualified (the “Qualification Date”) by the United States Securities and Exchange Commission (the “SEC”).

This Offering will terminate on the earlier of (i) one year from the Qualification Date; (ii) the date on which the Maximum Amount is sold, or (iii) the date that the Offering is earlier terminated by us in our sole discretion (collectively, the “Termination Date”). The minimum investment amount from an investor is $1,000.00; however, we expressly reserve the right to waive this minimum at the sole discretion of our management. See “Description of Shares” on page 38 for a discussion of certain items required by Item 14 of Part II of Form 1-A. We will hold closings at any time at the Company’s discretion upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Maximum Amount, then we may hold one or more additional closings for additional sales of Shares, until the earlier of (i) the sale of the Maximum Amount or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective; therefore, we reserve the right, subject to applicable securities laws, to begin applying the proceeds from the Offering towards our business strategy, including, without limitation, research, and development expenses, offering expenses, working capital, and general corporate purposes and other uses, as more specifically set forth in the “Use of Proceeds” section of this Offering Circular.

Subscriptions for Shares are irrevocable, and the purchase price is non-refundable, unless the Company rejects a subscription, as expressly stated in this Offering Circular. All proceeds received by us from subscribers in this Offering will be available for use by us upon our acceptance of subscriptions for the Shares. We expect to commence the sale of Shares of our Common Stock in April 2024, or shortly thereafter.

The Company currently has three (3) classes of voting stock, Common Stock, Series A Preferred Stock, and Series B Preferred Stock. This Offering relates to the sale of shares of our Common Stock, which carry one vote per share of Common Stock. When voting as a single group with the Company’s Common Stock, our Series A Preferred Stock carries 100 votes per share of Series A Preferred Stock and our Series B Preferred Stock carries 500 votes per share of Series B Preferred Stock. Accordingly, holders of the Series A Preferred Stock and Series B Preferred Stock will, for the foreseeable future, have voting control over such matters requiring approval by shareholders, including, but not limited to, the election of directors and the approval of mergers or other business combination transactions. Additionally, our CEO and a Director, Naveen Krishnarao Kilkarni, prior to this offering controls the majority of the total voting power of the Company (98.17%), and following the conclusion of this Offering, assuming 100% of the shares offered hereby are sold, will continue to control the majority of the total voting power of the Company (82.00%), therefore he alone significantly influences all matters requiring approval by shareholders, including the election of directors and the approval of mergers or other business combination transactions. For a complete description of the ownership by Management of the issued and outstanding shares of both our Common and Preferred Stock, please see the “Securities Ownership” section of this Offering Circular.

Class of Stock (Par Value)	Voting	Conversion	Dividends	Total Authorized	Issued and Outstanding Pre-Offering	Issued and Outstanding Post-Offering
Common Stock ($0.00001)	1-for-1	N/A	None	750,000,00	34,777,050	94,777,050(1)
Series A Preferred ($0.00001)	100-for-1	10-to-1 (each share converts into 10 shares of Common Stock)	None	10,000,000 (2)	None	None
Series B Preferred ($0.00001)	500-for-1	50-to-1 (each share converts into 50 shares of Common Stock)	None	10,000,000 (3)	500,000	500,000

(1)	This assumes 100% of the shares offered in the Offering are sold.
(2)	The Company is authorized to designate up to 150,000,000 shares of preferred stock, of which as of the date of this Offering, 10,000,000 have been designated as Series A Preferred Stock.
(3)	The Company is authorized to designate up to 150,000,000 shares of preferred stock, of which as of the date of this Offering, 10,000,000 have been designated as Series B Preferred Stock.

For a complete description of both the Common Stock and Series A Preferred Stock, please see the “Description of Shares” section of this Offering Circular.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, the Company encourages you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, the Company encourages you to refer to

www.investor.gov.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

QUANTUMZYME CORP.

15656 Bernardo Center Drive Suite 801

San Diego, CA 92127

Tel: +1 858-203-0312

www.quantumzymecorp.com

2

FREQUENTLY ASKED QUESTIONS

Quantumzyme Corp., a Nevada corporation (the “Company” or “QTZM”), is offering up to $600,000 of Company common shares (“Shares”) pursuant to an exemption from registration requirements of the Securities Act of 1933 (the “Offering”).

Who Are We?

Quantumzyme Corp. is a biotransformation company, focused on clean and green chemistry. We utilize customer centric research to enhance enzyme activity, selectivity, and specificity by applying novel quantum mechanics, molecular modeling, and engineering approaches.

Company Goals?

Our goal is to help to foster a clean, healthy, and well protected environment supporting a sustainable society and economy. Ultimately, we want to fulfill our vision by developing a focused approach to aid all chemical companies to harness the power of technology by simplifying complex chemistry and reducing the number of steps by implementing scientific rationale like quantum mechanics in biology. We intend to establish the leadership position through generation of novel IP and solving complex chemistry problems across industry verticals ranging from Pharmaceutical, Fragrances and Flavors. In addition to addressing the need for the generics (API) manufacturing companies in developing markets, Quantumzyme has developed a strategy to address the need of biotransformation and biocatalysis for the global fragrances markets with experience through on contract research projects on complex reactions. Enzyme development will play a key role for fragrance majors to keep their focus on sustainability and greener solutions allowing them to meet the European standards to be using greener and sustainable solutions by 2030.

How much money will you be raising?

We will raise a maximum of $600,000.00.

To whom will you offer the Shares?

Interested investors who meet various investment suitability standards, as discussed herein.

Who is the Board of Directors?

The Board of Directors is composed of Manu Bharath Khareedhi (Independent Director), Shrutin Ashok Ulman (Independent Director), Naveen Krishnarao Kulkarni (Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, and Director). [Reference section with Officer and Director Bios]

What kind of control will the Board of Directors have over the Company and decision making?

The Board of Directors will have control over significant business decisions/transactions. The Board of Directors will oversee the CEO and other officers of the Company who will make all decisions regarding the day-to-day operations of the Company.

Can the Shareholders remove a director from the Board?

At any meeting of stockholders of the Corporation called for that purpose, the holders of a majority of the shares of capital stock of the Corporation entitled to vote at such meeting may remove from office any or all of the Directors, with or without cause.

Does the Company own any assets?

We are the owners of certain Know How, Intellectual Property, and operating cash, as is described in herein.

Are the Shares offered pursuant to the Offering subject to any holding period?

The Shares being offered pursuant to this Offering Circular have not been registered pursuant to the Securities Act of 1933 Act (the “1933 Act”) or under the securities laws of any state (“blue sky” laws). They are being offered pursuant to an exemption from registration under the 1933 Act in reliance upon intended compliance with the provisions of Section 4(2) of the 1933 Act and Regulation A thereunder. The Shares which we shall issue will not be restricted and can be freely traded, but only after qualification of this Offering by the SEC. Accordingly, the Shares may not be sold, pledged, hypothecated, donated, or otherwise transferred, whether or not for consideration, unless the Shares are qualified or unless an exemption from registration applies. Although the Shares will not be registered in various states, we shall comply with the registration or other qualification requirements concerning the offering of securities in each state in which the Shares will be offered.

3

4

FORWARD LOOKING STATEMENTS

Some of the statements in this Offering Circular constitute forward-looking statements. These statements relate to future events or our future financial performance, plans, and objectives. In some cases, you can identify forward- looking statements by terminology such as “proposed,” “yet,” “assuming,” “may,” “should,” “expect,” “intend,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “will,” and similar words or phrases or the negative or other variations thereof or comparable terminology. All forward-looking statements are predictions or projections and involve known and unknown risks, estimates, assumptions, uncertainties, and other factors that may cause our actual transactions, results, performance, achievements, and outcomes to differ adversely from those expressed or implied by such forward-looking statements.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors that you should consider in evaluating the Company’s forward-looking statements. These factors include, among other things:

•	Our ability to implement our proposed business plan;
•	National, international, and local economic and business conditions that could affect our business;
•	Markets for our Shares;
•	Our cash flows or lack thereof;
•	Our operating performance;
•	Our financing activities;
•	Industry developments affecting our business, financial condition, and results of operations;
•	Our ability to compete effectively; and
•

Governmental approvals, actions and initiatives and changes in laws and regulations or the interpretation thereof, including without limitation tax laws, regulations and interpretations by the SEC, States, and self-regulatory organizations, including without limitation, FINRA.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future plans, transactions, results, performance, achievements, or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements in order to update its forward-looking statements beyond the date of this Offering Circular.

Please read this offering circular carefully. It describes our business, our financial condition, and results of operations. We have prepared this offering circular so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this offering circular. We have not authorized any other person to provide you with different information. This offering circular is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this offering circular is complete and accurate as of the date on the front cover, but the information may have changed since that date.

5

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•

annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

•	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A, and
•	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.235 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. If we qualify as an emerging growth company, we may take advantage of certain reduced reporting requirements and would be relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, we:

•	would not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
•

would not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•

would not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on- frequency” and “say-on-golden parachute” votes);

•	would be exempt from certain executive compensation disclosure provisions requiring a pay-for- performance graph and CEO pay ratio disclosure;
•

would be able to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	would be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.235 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions may also be available to us if we qualify, once listed, as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for- performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

6

OFFERING CIRCULAR SUMMARY

This summary provides an overview of selected information contained elsewhere in this offering circular. It does not contain all the information you should consider before making a decision to purchase the Shares we are offering. You should very carefully and thoroughly read the more detailed information in this offering circular and review our financial statements contained herein.

The Company’s operations are subject to all the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of any business. Our lack of a significant and relevant operating history makes it difficult to predict future operating results.

OVERVIEW

Quantumzyme Corp., is a biotransformation company, focused on clean and green chemistry. We utilize customer centric research to enhance enzyme activity, selectivity, and specificity by applying novel quantum mechanics, molecular modeling, and engineering approaches. Our goal is to help to foster a clean, healthy, and well protected environment supporting a sustainable society and economy. Ultimately, we want to fulfill our vision by developing a focused approach to aid all chemical companies to harness the power of technology by simplifying complex chemistry and reducing the number of steps by implementing scientific rationale like quantum mechanics in biology. The goal of Quantumzyme is to establish the leadership position through generation of novel IP and solving complex chemistry problems across industry verticals ranging from Pharmaceutical, Fragrances and Flavors. In addition to addressing the needs of generics drug manufacturing companies in developing markets, Quantumzyme has developed a strategy to address the need of biotransformation and biocatalysis for the global fragrances markets with experience through on contract research projects on complex reactions. Enzyme development will play a key role for fragrance majors to keep their focus on sustainability and greener solutions allowing them to meet the European standards to be using greener and sustainable solutions by 2030.

We expect to use the proceeds of this offering for general development, working capital, and marketing as well as general and administrative expenses. We expect to commence Shares sales in April of 2024 and hope to increase sales in the coming months. See “Use of Proceeds” at page 21.

Our business headquarters are located at Quantumzyme Corp., 15656 Bernardo Center Drive Suite 801, San Diego, CA 92127, Email: info@quantumzymecorp.com, Tel: +1 858-203-0312, our website can be found at www.quantumzymecorp.com.

Our securities counsel is Jonathan D. Leinwand, P.A., 18305 Biscayne Blvd, Suite 200, Aventura, FL 33180. Their phone number is +1.954.903.7856.

SUMMARY OF THE OFFERING

Issuer	Quantumzyme Corp., a Nevada corporation.
Securities Offered	60,000,000 Common Shares.
Offering Amount	We are offering a maximum of $600,000 of Shares (the “Maximum Amount”).
Offering Price	$0.01 per Share. The minimum amount that must be purchased by each investor is 100,000 Shares or a minimum investment of $1,000.00.
Commencement of the Offering	We expect to commence the sale of the Shares within two days following the Qualification Date.
Number of shares outstanding before the Offering	34,777,050 shares as of the date hereof.

7

Number of shares outstanding after the Offering	94,777,050 Shares will be issued and outstanding after the offering of the Shares if all the Shares in this offering being offered are sold.
Minimum number of Shares to be sold in this Offering

There is no aggregate minimum requirement for the Offering to become effective; therefore, we reserve the right, subject to applicable securities laws, to begin applying the proceeds from the Offering towards our business strategy, including, without limitation, research, and development expenses, offering expenses, working capital, and general corporate purposes and other uses, as more specifically set forth in the “Use of Proceeds” section of this Offering Circular.

Use of Proceeds	The Company intends to use the proceeds of this offering for working capital, marketing, and general and administrative purposes. See ‘Use of Proceeds’ section for details at page 21.
Termination of the Offering

This Offering will terminate on the earlier of (i) one year from the Qualification Date; (ii) the date on which   the Maximum Amount is sold, or (iii) the date that the Offering is earlier terminated by us, in our sole discretion.

Closings

The Shares will be issued in one or more closings (the “Closings”). After the Initial Closing, the Offering will continue on a continuous basis, and we may have one or more additional Closings until the earlier of the Date or the receipt and acceptance of subscription funds equal to   the Maximum Amount.

Plan of Distribution

The Offering is being conducted by our Board of Directors on a “best efforts basis as to the Minimum Amount and a “best efforts” basis thereafter up to the Maximum Amount.

Our Board of Directors will not receive any direct compensation for sales of our Shares. However, we reserve the right to engage broker-dealers registered under Section 15 of the Exchange Act (“Selling Agents”), and who are FINRA members to participate in the offer and sale of the Shares and to pay to such Selling Agents, if any, cash commissions of up to 7% of the gross proceeds from the sales of Shares placed by such Selling Agents and agent warrants (“Agent Shares”). Our Board of Directors, officers, employees, and affiliates (as defined in the Securities Act) may, but have no obligation to, solicit or purchase Shares in the Offering and all such Shares so sold or purchased shall be counted toward the Maximum Amount.

We reserve the right to reject a subscription to purchase Shares, in whole or in part in our sole discretion. If a subscription is so rejected, in whole or in part, we will promptly return the funds submitted with such rejected subscription, or the rejected portion thereof, to the investor without interest thereon or deduction therefrom.

How to Subscribe

To subscribe for Shares, complete and execute the Subscription Agreement accompanying this Offering Circular and deliver it to us before the Termination Date, together with full payment for all Shares subscribed in accordance with the instructions provided in the Subscription Agreement. Once you subscribe, subject to acceptance by us, your subscription is irrevocable. We have the right, at any time prior to the issuance of the Shares, to reject subscriptions in our sole discretion.

Risk Factors

Investing in the Shares involves a high degree of risk. See “Risk Factors, beginning on page 13. You should read the Risk Factors section of, and all the other information set forth in, this Offering Circular to consider carefully before deciding to purchase any Shares in this offering.

8

You should rely only upon the information contained in this offering circular. The Company has not authorized anyone to provide you with information, including projections of performance, different from that which is contained in this offering circular. The Company is offering to sell the Shares and seeking offers only in jurisdictions where offers and sales are permitted. The information contained here is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or of any sale of the Shares.

There is no aggregate minimum requirement for the Offering to become effective; therefore, we reserve the right, subject to applicable securities laws, to begin applying the proceeds from the Offering towards our business strategy, including, without limitation, research, and development expenses, offering expenses, working capital, and general corporate purposes and other uses, as more specifically set forth in the “Use of Proceeds” section of this Offering Circular. Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

In order to subscribe to purchase the Shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer, or ACH. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues, or net assets for the investors most recently completed fiscal year are used instead.

The Company has not currently engaged any party for the public relations or promotion of this offering.

Company Website, the information contained on our website is not incorporated by reference into this Offering Circular, and you should not consider information contained on our website to be part of this Offering Circular.

The Company currently has three (3) classes of voting stock, Common Stock, Series A Preferred Stock, and Series B Preferred Stock. This Offering relates to the sale of shares of our Common Stock, which carry one vote per share of Common Stock, in contrast our Series A Preferred Stock carries 100 votes per share of Series A Preferred Stock and our Series B Preferred Stock carries 500 votes per share of Series B Preferred Stock. Accordingly, holders of the Series A Preferred Stock and Series B Preferred Stock will, for the foreseeable future, have voting control over such matters requiring approval by shareholders, including, but not limited to, the election of directors and the approval of mergers or other business combination transactions. Additionally, and to this end, our CEO and a Director, Naveen Krishnarao Kilkarni, prior to this offering controls the majority of the total voting power of the Company (98.17%), and following the conclusion of this Offering, assuming 100% of the shares offered hereby are sold, will continue to control the majority of the total voting power of the Company (82.00%), therefore he alone significantly influences all matters requiring approval by shareholders, including the election of directors and the approval of mergers or other business combination transactions. For a complete description of the ownership by Management of the issued and outstanding shares of both our Common and Preferred Stock, please see the “Securities Ownership” section of this Offering Circular.

Class of Stock (Par Value)	Voting	Conversion	Dividends	Total Authorized	Issued and Outstanding Pre-Offering	Issued and Outstanding Post-Offering
Common Stock ($0.00001)	1-for-1	N/A	None	750,000,00	34,777,050	94,777,050(1)
Series A Preferred ($0.00001)	100-for-1	10-to-1 (each share converts into 10 shares of Common Stock)	None	10,000,000 (2)	None	None
Series B Preferred ($0.00001)	500-for-1	50-to-1 (each share converts into 50 shares of Common Stock)	None	10,000,000 (3)	500,000	500,000

(1)	This assumes 100% of the shares offered by the Offering are sold.
(2)	The Company is authorized to designate up to 150,000,000 shares of preferred stock, of which as of the date of this Offering, 10,000,000 have been designated as Series A Preferred Stock.
(3)	The Company is authorized to designate up to 150,000,000 shares of preferred stock, of which as of the date of this Offering, 10,000,000 have been designated as Series B Preferred Stock.

For a complete description of both the Common Stock and Series A Preferred Stock, please see the “Description of Shares” section of this Offering Circular.

CONTINUOUS OFFERING

Under Rule 251(d)(3) to Regulation A, the following types of continuous or delayed offerings are permitted, among others: (1) securities offered or sold by or on behalf of a person other than the issuer or its subsidiary or a person of which the issuer is a subsidiary; (2) securities issued upon conversion of other outstanding securities; or (3) securities that are part of an offering which commences within two calendar days after the qualification date. These may be offered on a continuous basis and may continue to be offered for a period in excess of 30 days from the date of initial qualification. They may be offered in an amount that, at the time the offering statement is qualified, is reasonably expected to be offered and sold within two years from the initial qualification date. No securities will be offered or sold “at the market.” The supplement will not, in the aggregate, represent any change from the maximum aggregate offering price calculable using the information in the qualified offering statement. This information will be filed no later than two business days following the earlier of the date of determination of such pricing information or the date of first use of the offering circular after qualification.

Subscriptions are irrevocable, and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

9

DEFINITIONS

Defined terms are capitalized herein. The singular form of any term defined below shall include the plural form and the plural form shall include the singular form. Whenever they appear capitalized in this Offering Circular, the following terms (which may or may not be capitalized in this Glossary) shall have the meanings set forth below unless the context clearly requires a different interpretation:

Affiliate or Affiliated shall mean any Person controlling or controlled by or under common control with the Board of Directors or a member of the Board of Directors wherein the Board of Directors (or a member of the Board of Directors) retains greater than fifty percent (50%) control of the Affiliate if an entity.

API means an Active Pharmaceutical Ingredient (API), also known as a drug substance, is a specific chemical or biological substance that is responsible for the therapeutic effect of a pharmaceutical drug. It is the biologically active component of a medication that produces the desired pharmacological activity in the body.

Articles of Incorporation shall mean the Articles of Incorporation, as amended, filed with the State of Nevada pursuant to the formation of the Company, and any amendments thereto or restatements thereof.

Biotransformation refers to the chemical alteration of compounds or substances by using enzymes. It involves the enzymatic process(es) that occur in various biological systems, such as microorganisms, plants, animals, and humans. Biotransformation can occur through a single or a series of enzymatic reactions, resulting in the conversion of one compound into another. Biotransformation can also be utilized for the production of valuable compounds, such as pharmaceuticals, flavors, and fragrances, through the use of Biocatalysts.

Biocatalysis  refers to the use of natural catalysts, primarily enzymes, to facilitate chemical reactions. Enzymes are highly efficient biocatalysts that accelerate the rate of chemical reactions without being consumed in the process. Biocatalysis offers several advantages over traditional chemical catalysts, including milder reaction conditions, greater selectivity, and reduced environmental impact. Enzymes can catalyze a wide range of reactions, including oxidation, reduction, hydrolysis, and synthesis of complex molecules. Biocatalysis Biocatalysts finds applications in various industries, including pharmaceuticals, biotechnology, food and beverage, and environmental sectors. It plays a crucial role in the production of pharmaceutical intermediates, biofuels, fine chemicals, and other valuable products.

Bylaws shall mean the Bylaws of the Company as set forth in the Exhibits to this Offering Circular as they may be amended from time-to-time.

Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

Company shall refer to Quantumzyme Corp., a Nevada corporation.

Fiscal Year shall mean the Company’s fiscal year, with a Fiscal Year End as of July 31.

Insilico refers to processes or experiments that are conducted or simulated using computer models rather than in a traditional laboratory setting such as in vitro (in glass) experiments done in a lab and in vivo (in living organisms) experiments. As used herein, insilico methods involve using computational techniques to analyze chemical compounds, predict their properties, and simulate their interactions.

Interest, when capitalized, or Share shall mean a Shareholder’s rights in the Company, collectively, including the Shareholder’s Economic Interest, plus any additional right to vote or participate in management, and any right to information concerning the business and affairs of the Company described in the Articles of Incorporation and Bylaws of the Company.

Investor shall mean a prospective Shareholder of the Company who is contemplating the purchase of Shares, prior to admission as a Shareholder.

Legacy reactions refers to a chemical reaction or process that has been used historically or traditionally for a particular purpose but is now considered outdated or less commonly employed due to advancements in technology, efficiency, or sustainability. Legacy chemical reactions includes older, conventional, or less environmentally friendly methods that have been replaced or improved upon by newer, more efficient, and greener alternatives. These legacy reactions might have been widely used in the past but are no longer favored due to factors such as low yields, hazardous reagents, high energy requirements, or significant waste generation.

Majority of Shares shall mean Shareholders holding more than fifty percent (50%) of the Shares.

Maximum Dollar Amount shall be Six Hundred Thousand Dollars ($600,000) and is the maximum amount that will be accepted from Shareholders pursuant to this Offering.

Minimum Investment Amount shall mean the minimum investment required of an Investor (other than the Board of Directors or its members,) for admission to the Offering. For purposes of this Offering, the Minimum Investment Amount is One Thousand Dollars ($1,000.00).

Non-U.S. Person shall mean a Person who is not a U.S. Citizen, not a legal U.S. Resident, or not living in the United States.

Offering shall mean the offer for sale of Shares in the Company pursuant to this Offering Circular.

Offering Period shall mean the amount of time, or any extension or reinstatement thereof, specified by the Board of Directors during which a Person may invest in Shares in the Company and thereby become a Shareholder. The Board of Directors retains the right to terminate the Offering Period at any time.

Person means an individual, Company, limited Company, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.

Share means one share of the common stock of the Company, par value $0.00001.

10

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

RISK FACTORS

Please consider the following risk factors and other information in this offering circular relating to our business and prospects before deciding to invest in our Shares. This offering and any investment in our Shares involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this offering circular before deciding whether to purchase our Shares. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed, and you may lose all or part of your investment. The Company should be viewed as a high-risk investment and speculative in nature. An investment in our Shares may result in a complete loss of the invested amount. Please consider the following risk factors before deciding to invest in our Shares.

Financial Projections. Any financial projections are based upon what the Company believes to be reasonable assumptions concerning certain factors affecting probable future operations of the Company. Despite these future projections, no assurances can be made that these projections will prove to be accurate, and potential investors are cautioned against placing excessive reliance on such projections in deciding whether to invest in the Company. Market conditions and capital costs are very volatile and may cause the Company to seek additional capital or alternative forms of capital. In turn, this could result in a dilution of an Investor’s ownership interest in the Company.

Arbitrary Offering Price.

The offering price of $0.01 per Share has been arbitrarily set by the Company and is not based upon earnings, operating history, assets, book value, or any other recognized criteria of value. No independent opinion has been obtained in the determination of the offering price.

We may fail to establish and maintain strategic relationships.

We believe that the establishment of strategic partnerships will greatly benefit the growth of our business, and we intend to seek out and enter into strategic alliances. We may not be able to enter these strategic partnerships on commercially reasonable terms, or at all. Even if we enter strategic alliances, our partners may not attract significant numbers of clients or otherwise prove advantageous to our business. Our inability to enter new strategic alliances could have a material and adverse effect on our business.

If we were to lose the services of Mr. Kulkarni, we may not be able to execute our business strategy.

We currently depend on the continued services and performance of the key member of our management team, comprised solely of Mr. Kulkarni. His leadership has played an integral role in our company. The loss of the key member of our management team could disrupt our operations and have an adverse effect on our ability to grow our business. In addition, competition for senior executives and key personnel in our industry is intense, and we may be unable to retain our senior executives and key personnel or attract and retain new senior executives and key personnel in the future, in which case our business may be severely disrupted.

If we are unable to hire qualified personnel and retain or motivate key personnel, we may not be able to grow effectively.

Our future success depends on our continuing ability to identify, hire, develop, motivate, and retain skilled personnel for all areas of our organization. Competition in our industry for qualified employees is very competitive. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

A decline in general economic conditions could have a material adverse effect on our business, financial condition, and results of operations.

Our operating and financial performance may be adversely affected by a variety of factors that influence the general economy. It is our opinion that in the event of an economic slowdown, spending habits of both consumers and businesses could be adversely affected and we could experience lower net sales than expected on a quarterly or annual basis which could have a material adverse effect on our business, financial condition, and results of operations.

11

Our sole officer and director have little experience managing a public company.

Mr. Kulkarni, our sole officer, and director has limited experience managing a public company which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations, which are required for a public company that is reporting company with the Securities and Exchange Commission. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected.

We may need additional capital in the future in order to expand our business.

Our future capital requirements may be substantial, particularly as we continue to develop our business. Although we believe that, based on our current level of operations, our existing cash, cash equivalents and equity securities will provide adequate funds for ongoing operations, planned capital expenditures and working capital requirements for at least the next 12 months, we may need additional capital if our current plans and assumptions change. Our need for additional capital will depend on many factors, including the financial success of our performance enzyme business, our spending to develop and commercialize new and existing products and the amount of collaboration funding we may receive to help cover the cost of such expenditures, the effect of any acquisitions of other businesses, technologies or facilities that we may make or develop in the future, our spending on new market opportunities, and the filing, prosecution, enforcement, and defense of patent claims. If our capital resources are insufficient to meet our capital requirements, and we are unable to enter into or maintain collaborations with partners that are able or willing to fund our development efforts or commercialize any products that we develop or enable, we will have to raise additional funds to continue the development of our technology and products and complete the commercialization of products, if any, resulting from our technologies.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. We may seek to obtain such additional capital through equity offerings, debt financings, credit facilities and/or strategic collaborations. If future financings involve the issuance of equity securities, our existing stockholders will suffer dilution. If we raise debt financing or enter into credit facilities, we may be subject to restrictive covenants that limit our ability to conduct our business. We may not be able to raise sufficient additional funds on terms that are favorable to us, if at all. If we fail to raise sufficient funds and fail to generate sufficient revenues to achieve planned gross margins and to control operating costs, our ability to fund our operations, take advantage of strategic opportunities, develop products or technologies, or otherwise respond to competitive pressures could be significantly limited. If this happens, we may be forced to delay or terminate research or development programs or the commercialization of products resulting from our technologies, curtail or cease operations. If adequate funds are not available, we will not be able to successfully execute our business plan or continue our business.

With respect to customers purchasing our products for the manufacture of active pharmaceutical ingredients (“API”) for which they have exclusivity due to patent protection, the termination or expiration of such patent protection and any resulting generic competition may materially and adversely affect our revenues, financial condition, or results of operations.

With respect to customers purchasing our products for the manufacture of API, or lead to the manufacture of API, for which exclusivity due to patent protection has or is about to expire, we can expect that the quantity of our products sold to such customers for such products may decline as generic competition for the API increases. While we anticipate that we may, in some cases, also be able to sell products to these generic competitors for the manufacture of these APIs, or lead to the manufacture of these APIs, the overall effect on our revenues, financial condition and results of operations could be materially adverse.

12

We are dependent on a limited number of contract manufacturers for large scale production of substantially all of our enzymes.

We have limited internal capacity to manufacture enzymes. As a result, we are dependent upon the performance and capacity of third-party manufacturers for the larger scale manufacturing of the enzymes used in our business. Accordingly, we face risks of difficulties with, and interruptions in, performance by third party manufacturers, the occurrence of which could adversely impact the availability, launch and/or sales of our enzymes in the future. Enzyme manufacturing capacity limitations at our third-party manufacturers and manufacturing delays could negatively affect our business, reputation, results of operations and financial condition. We may be forced to secure alternative sources of supply, which may be unavailable on commercially acceptable terms, and could cause delays in our ability to deliver products to our customers, increase our costs and decrease our profit margins.

Competitors and potential competitors who have greater resources and experience than we do may develop products and technologies that make ours obsolete or may use their greater resources to gain market share at our expense.

Our future success will depend on our ability to maintain a competitive position with respect to technological advances. In addition, as we enter new markets, we will face new competition and will need to adapt to competitive factors that may be different from those we face today. Our primary competitors in the performance enzymes for pharmaceutical products are companies marketing either conventional, non-enzymatic processes or biocatalytic enzymes to manufacturers of pharmaceutical intermediates and APIs, and also existing in-house technologies (both biocatalysts and conventional catalysts) within our client and potential client companies. The principal methods of competition and competitive differentiation in this market are price, product quality and performance, including manufacturing yield, safety and environmental benefits, and speed of delivery of product. Additionally, the market for the manufacture and supply of APIs is large with many established companies.

Ultimately, our ability to compete successfully in any of these markets will depend on our ability to develop proprietary products that reach the market in a timely manner and are technologically superior to and/or are less expensive than other products on the market. Many of our competitors have substantially greater production, financial, research and development, personnel, and marketing resources than we do. They also started developing products earlier than we did, which may allow them to establish blocking intellectual property positions or bring products to market before we can.

Our competitors may be able to develop competing and/or superior technologies and processes and compete more aggressively and sustain that competition over a longer period of time than we could. Our technologies and products may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors. We cannot be certain that any products we develop in the future will compare favorably to products offered by our competitors or that our existing or future products will compare favorably to any new products that are developed by our competitors. As more companies develop new intellectual property in our markets, the possibility of a competitor acquiring patent or other rights that may limit our products or potential products increases, which could lead to litigation.

Our limited resources relative to many of our competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and market share, adversely affect our results of operations and financial position, and prevent us from obtaining or maintaining profitability.

Ethical, legal, and social concerns about genetically engineered products and processes could limit or prevent the use of our technology, products and processes and limit our revenues.

We anticipate that some of our future technology, products, and services may be genetically engineered or involve the use of genetically engineered products or genetic engineering technologies. If we and/or our collaborators are not able to overcome the ethical, legal, and social concerns relating to genetic engineering, our technology, products, and services may not be accepted. Any of the risks discussed below could result in increased expenses, delays, or other impediments to our programs or the public acceptance and commercialization of products and processes dependent on our technologies or inventions.

13

Our efforts to prosecute, maintain, protect and/or defend our intellectual property rights may not be successful.

We anticipate that we will file and prosecute patent applications and endeavor to maintain trade secrets in an ongoing effort to protect our intellectual property rights as we move the business forward. It is possible that our future patents, or patents which we may later acquire, may be successfully challenged, or invalidated, in whole or in part. It is also possible that we may not obtain issued patents from our pending patent applications. Accordingly, and due to uncertainties inherent in prosecuting patent applications, sometimes patent applications are rejected, and we subsequently abandon them. It is also possible that we may develop proprietary technology, products or services in the future that are not patentable or that the patents of others will limit or altogether preclude our ability to conduct business. In addition, any patent issued to us or to our licensor may provide us with little or no competitive advantage, in which case we may abandon such patent or license it to another entity or terminate the license agreement. Additionally, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement, invalidity, misappropriation, or other claims. Any such litigation could result in substantial costs and diversion of our resources. Moreover, any settlement of or adverse judgment resulting from litigation relating to intellectual property rights could require us to obtain a license to continue to make, use, import, sell or offer for sale the technology, products or services that is the subject of the claim, or otherwise restrict or prohibit our use of the technology, products, or services.

Third parties may claim that we are infringing, violating, or misappropriating their intellectual property rights, which may subject us to costly and time-consuming litigation and prevent us from developing or commercializing our technology, products, or services.

Our commercial success also depends in part on our ability to operate without infringing, violating or misappropriating patents and other intellectual property rights of third parties, and without breaching any licenses or other agreements that we have entered into with regard to our technologies, products or services. We cannot ensure that patents have not been issued, or will not be issued, to third parties that could block our ability to obtain patents or to operate as we would like. There may be patents in some countries that, if valid, may block our ability to make, use, sell, or offer for sale our technology, products, or services in those countries, or import our products into those countries, if we are unsuccessful in circumventing or acquiring rights to these patents. There also may be claims in patent applications filed in some countries that, if granted and valid, may also block our ability to commercialize technology, products, services, or processes in these countries if we are unable to circumvent or obtain rights to them.

We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries where we do business do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and enforcing intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property rights. Accordingly, our efforts to protect and enforce our intellectual property rights in such countries may be inadequate. This could make it difficult for us to stop the infringement, violation or misappropriation of our patents, or other intellectual property rights. Additionally, proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business.

Confidentiality and non-use agreements with employees, consultants, advisors and other third parties may not adequately prevent disclosures and non-use of trade secrets and other proprietary information.

In addition to patent protection, we also rely on other intellectual property rights, including protection of copyright, trade secrets, know-how and/or other proprietary information that is not patentable or that we elect not to patent. However, trade secrets can be difficult to protect, and some courts are less willing or unwilling to protect trade secrets. To maintain the confidentiality of our trade secrets and proprietary information, we rely in part on trade secret law and contractual agreements to protect our confidential and proprietary information and processes. We will generally enter into confidentiality and invention assignment agreements with our employees, consultants, and third parties working on our behalf upon their commencement of a relationship with us. However, trade secrets and confidential information are difficult to protect, and we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes, and we may not enter into such agreements with all employees, consultants and third parties who have been involved in the development of our intellectual property rights. Nevertheless, without our permission or awareness, our confidential and proprietary information may be disclosed to third parties, used by the respective individuals for purposes other than for the Company’s business, or obtained through illegal means, such that third parties could reverse engineer our biocatalysts, product candidates, and processes, to attempt to develop the same technology or develop substantially equivalent technology. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our confidential and proprietary rights, and failure to protect our trade secrets could adversely affect our competitive business position. If any of our trade secrets were lawfully obtained, we may be unable to prevent them, or those to whom they communicate it, from using that technology or information to compete with us or disclosing it publicly. Therefore, these events could have a material adverse effect of our business, financial condition, and results of operations. Any failure to protect our proprietary rights may allow competitors to copy our technology, which could adversely affect our pricing and market share.

14

We expect our quarterly financial results to fluctuate.

We expect our revenue and operating results to vary significantly from quarter to quarter due to a number of factors, including changes in:

•	General economic conditions;
•	The number of clients for our business consulting services;
•	Our ability to retain, grow our business and attract new clients;
•	Administrative costs; and,
•	Advertising and other marketing costs.

As a result of the variability of these and other factors, our operating results in future quarters may be below the expectations of public market analysts and investors.

There has been only a limited public market for our Shares and an active trading market for our Shares may not develop following this offering.

There has not been any broad public market for our Shares, and an active trading market may not develop or be sustained. Shares of our common stock may not be able to be resold at or above the initial public offering price. The initial public offering price of our Shares has been determined arbitrarily by management without regard to earnings, book value, or other traditional indication of value. Our Shares may trade below the initial public offering price following the completion of this offering. The market value of our Shares could be substantially affected by general market conditions, including the extent to which a secondary market develops for our Shares following the completion of this offering, the extent of institutional investor interest in us, the general reputation of companies in the biotransformation industry and the attractiveness of their equity securities in comparison to other equity securities, our financial performance and general stock market conditions.

The market price and trading volume of our Shares may be volatile following this offering.

The trading price of our Shares may be volatile. In addition, the trading volume in our Shares may fluctuate and cause significant price variations to occur. If the trading price of our Shares declines significantly, you may be unable to resell your Shares at or above the public offering price. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our Shares include:

•	actual or anticipated variations in our quarterly operating results or dividends;
•	changes in our funds from operations or income estimates;
•	publication of research reports about us or our industry;
•	changes in market valuations of similar companies;
•	adverse market reaction to any additional debt we incur in the future;
•	additions or departures of key management personnel;
•	actions by institutional stockholders;
•	speculation in the press or investment community;
•	the realization of any of the other risk factors presented in this offering circular;
•	the extent of investor interest in our securities;
•	investor confidence in the stock markets, generally;
•	future equity issuances;
•	failure to meet income estimates; and
•	general market and economic conditions.

15

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the price of their Shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and trading price of our Shares.

Our Shares are “Penny Stock,” which impairs trading liquidity.

Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our Shares and investors may find it difficult to sell their Shares. The SEC has rules that regulate broker/dealer practices in connection with transactions in “penny stocks”. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the operator with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the operator’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the operator orally or in writing prior to effecting the transaction and must be given to the operator in writing before or with the operator’s confirmation.

As an “Emerging Growth Company” any decision to comply with the reduced disclosure requirements applicable to emerging growth companies could make our Shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to opt into the extended transition period for complying with the revised accounting standards.

Our status as an “Emerging Growth Company” under the JOBS Act of 2012 may make it more difficult to raise capital.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors, and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

16

We will not have reporting obligations under Sections 14 or 16 of the Securities Exchange Act of 1934, nor will any shareholders have reporting requirements of Regulation 13D or 13G.

So long as our common Shares are not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common Shares will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directs, and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common Shares and other equity securities, on Forms 3, 4 and 5, respectively. Such information about our directors, executive officers, and beneficial holders will only be available through this (and any subsequent) offering circular, and periodic reports we file there under.

As long as our common Shares are not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the Securities and Exchange Commission a proxy statement and form of proxy complying with the proxy rules.

In addition, so long as our common Shares are not registered under the Exchange Act, our Company will not be subject to the reporting requirements of Regulation 13D and Regulation 13G, which requires the disclosure of any person who, after acquiring directly or indirectly the beneficial ownership of any equity securities of a class, becomes, directly or indirectly, the beneficial owner of more than five (5%) of the class.

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments will be paid to the Company and held in our corporate bank account if the Subscription Agreements are in good order and the Company accepts the investor’s investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds.

Risk of losing one’s investment.

If our securities are not eligible for continued quotation on the OTC Marketplace, or a robust public trading market does not develop, purchasers of the shares of common stock may have difficulty selling or be unable to sell their securities, rendering their shares effectively worthless and resulting in a partial or complete loss of their investment.

Our Management does not have any prior experience conducting a best effort offering, and our best-efforts offering does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to commence and sustain our business and our investors may lose their entire investment.

Management does not have any experience conducting a best-efforts offering. Consequently, we may not be able to raise the funds needed to commence business operations. Also, the best-efforts offering does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our business will suffer, and your investment may be materially adversely affected. Our inability to successfully conduct a best-efforts offering could be the basis of your losing your entire investment in us.

We are selling the shares of this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, which means that we are not going to engage the services of an underwriter to sell the shares. We intend to sell our shares through our Management, who will receive no commission. There is no guarantee that he will be able to sell any of the shares. Unless she is successful in selling all of the shares of our Company’s offering, we may have to seek alternative financing to implement our business plan.

Investing in our company is highly speculative and could result in the entire loss of your investment.

Purchasing the offered shares is highly speculative and involves significant risk. The offered shares should not be purchased by any person who cannot afford to lose their entire investment. Our business objectives are also speculative, and it is possible that we would be unable to accomplish them. Our shareholders may be unable to realize a substantial or any return on their purchase of the offered shares and may lose their entire investment. For this reason, each prospective purchaser of the offered shares should read this prospectus and all of its exhibits carefully and consult with their attorney, business and/or investment advisor.

17

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this Offering Circular includes forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about the Company’s future results, performance, liquidity, financial condition, prospects, and opportunities and are based upon information currently available to the Company and its management and management’s interpretation of what is believed to be significant factors affecting the business, including many assumptions regarding future events. Such forward-looking statements include statements regarding, among other things:

•	potential governmental regulations relating to or that may impact our industry segments;
•	increased costs or exposure to liability as a result of changes in laws or regulations applicable to the biotransformation industry;
•	general volatility of the capital and credit markets and the market price of our Shares;
•	exposure to litigation or other claims;
•	loss of key personnel;
•	the risk that we may experience future net losses;
•	risks associated with breaches of our security;
•	failure to obtain necessary outside financing on favorable terms, or at all;
•	risks associated with future sales of our Shares by existing shareholders or the perception that they intend to sell substantially all of the Shares of our Company that they hold;
•	risks associated with the market for our Shares; or
•

any of the other risks included in this offering circular, including those set forth under the headings “Risk Factors,” “Board of Directors’ Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.”

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “will,” “shall,” “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” or “project” or the negative of these words or other variations on these words or comparable terminology. Actual results, performance, liquidity, financial condition, prospects, and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties, and other factors, including the ability to raise sufficient capital to continue the Company’s operations. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Offering Circular generally. In light of these risks and uncertainties, there can be no assurance that the forward- looking statements contained in this Registration Statement will in fact occur.

Accordingly, prospective investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward- looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

The specific discussions herein about the Company include financial projections and future estimates and expectations about the Company’s business. The projections, estimates and expectations are presented in this Offering Circular only as a guide about future possibilities and do not represent actual amounts or assured events. All the projections and estimates are based exclusively on the officers of the Company’s own assessment of its business, the industry in which it works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts, and opportunities. The actual results may differ significantly from the projections.

18

Prospective investors should not make an investment decision based solely on the Company’s projections, estimates or expectations.

USE OF PROCEEDS

Our offering is being made on a best-efforts basis. There is no aggregate minimum requirement for the Offering to become effective; therefore, we reserve the right, subject to applicable securities laws, to begin applying the proceeds from the Offering towards our business strategy, including, without limitation, research, and development expenses, offering expenses, working capital, and general corporate purposes and other uses, as more specifically set forth in the “Use of Proceeds” section of this Offering Circular. The offering price per share is $0.01 per share. We expect to use the funds of this offering for operations, working capital, general and administrative expenses, business development and marketing.

No proceeds will be used to compensate or make payments to any officers or directors, except for salaries and ordinary business expenses incurred in the normal course of business, or as set forth under the caption “Executive Compensation.” We reserve the right to change the intended use of proceeds if necessitated by business conditions or unexpected events.

We estimate that, at a per share price of $0.01, the net proceeds from the sale of the 60,000,000 shares in this Offering will be approximately $510,000, after deducting the estimated offering expenses of approximately $90,000.

We will utilize the net proceeds from this offering to identify and acquire business opportunities and to continue to refine, develop, and implement our plan of operation. Some funds will be used for operating expenses and other expenses.

Accordingly, we expect to use the net proceeds, estimated as discussed above as follows, if we raise the maximum offering amount:

Use	Amount		Percentage
R&D Costs	$230,000		38.33%
Business Development	$125,000		20.83%
Working Capital	$65,000		10.83%
Salaries	$65,000		10.83%
Debt Repayment	$100,000		16.67%
Offering Expenses (1)	$15,000		2.50%
TOTAL	$600,000	(2)	100.00%

(1) “Offering Expenses” include projected costs for Legal and Accounting, Publishing/Edgar, and Transfer Agents Fees.

(2) “Proportional Reduction Based on Amount Raised” - We anticipate that should less than the Maximum Offering Amount be raised hereunder the expenditures will be reduced proportionately, but the representative spending percentage would remain approximately the same. For example, if we were only able to raise 50% of the aggregate offering, the percentage of spending would remain the same, but the Amount set forth above would be reduced by 50%, etc.

19

The above figures represent only estimated costs. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from operations. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Furthermore, we anticipate that we will need to secure additional funding for the fully implement our business plan. We cannot assure that our assumptions, expected costs and expenses, and estimates will prove to be accurate or that unforeseen events, problems, or delays will not occur that would require us to seek additional debt and/or equity funding, which may not be available on favorable terms, or at all. See “Risk Factors” starting on page 13.

Although our business does not presently generate any cash, we believe that if we raise the Maximum Amount in this Offering, that we will have sufficient capital to finance our operations at least through the end of 2024. However, if we do not sell the Maximum Amount or if our operating and development costs are higher than expected, we will need to obtain additional financing prior to that time. Further, we expect that during and/or after such period, we may be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue- generating activities. We may also use a portion of the net proceeds for the investment in strategic partnerships and possibly the acquisition of complementary businesses, products, and/or technologies, although we have no present commitments or agreements for any specific acquisitions or investments.

DETERMINATION OF OFFERING PRICE

The offering price of the Shares has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, any historical earnings or net worth. In determining the offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources, and the likelihood of acceptance of this offering. In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the Shares or the fairness of the offering price used for the Shares. We cannot assure you that a public market for our securities will develop or continue or that the securities will ever trade at a price higher than the offering price.

CORPORATE HISTORY

The Company

The Company was incorporated on March 20, 2015, in the State of Nevada under the name Reliant Service Inc. The Company’s founder was Mr. Stanislav Augustin (“Mr. Augustin”). On May 10, 2018, Stanislav Augustin resigned as the Company’s sole officer and director and Zhu Ming was appointed as the new President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Chairman of the Board of Directors of the Company.

On or about June 24, 2021, the District Court in Clark County, Nevada in case number A-21-834965-P, filed an Order Granting Application for the Appointment of Anthony E. Lombardo (“Mr. Lombardo”) as Custodian of Reliant Service Inc. whereby Mr. Lombardo was so ordered to take various actions, as Custodian of Reliant Service Inc., in order to, among other things, reinstate Reliant Service Inc. in the State of Nevada, file amended Articles of Incorporation, and to hold a special meeting to elect and appoint a new Board of Directors. As the duly appointed Custodian, Mr. Lombardo was also appointed as the sole-officer and director of the Company.

On September 15, 2021, Mr. Lombardo resigned from the positions of President, Chief Executive Officer, Treasurer, Chief Financial Officer, Secretary and Sole-Director of the Corporation (. Effective the same day, Ms. Sandra (Demeria) Brossart (“Ms. Brossart”) was appointed as the new President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Chairman of the Board of Directors of the Company.

On February 8, 2023, the Company received notice of resignation from Ms. Brossart from the positions of President, Chief Executive Officer, Treasurer, Chief Financial Officer, Secretary and Sole-Director of the Corporation. Ms. Brossart stated that her resignation was not the result of any disagreements between Ms. Brossart and the Company relating to the Company’s operations, policies, or practices.

Effective immediately upon the resignation of Ms. Brossart, and as her final Directorial act, Mr. Naveen Krishna Rao Kulkarni (“Mr. Kulkarni”) was appointed to serve as President, Chief Executive Officer, Treasurer, Chief Financial

Officer, and Director of the Company to serve until the next annual meeting of the Company or until his respective successor is duly appointed. Mr. Kulkarni accepted the appointments, effective as of February 8, 2023.

20

On February 21, 2023, the Company entered into an Asset Purchase Agreement (“Purchase Agreement”), between the Company and Quantumzyme Inc., a Delaware corporation, (“Quantumzyme”) and Mr. Naveen Krishnarao Kulkarni, the sole-officer, director, and shareholder of Quantumzyme (collectively, Quantumzyme and Mr. Kulkarni are hereinafter referred to as the “Seller”) pursuant to which the Company acquired various assets from the Seller, such assets are applied to and used in the “Enzyme Catalyst” biotransformation sector. Specifically, the assets acquired focus on clean and green chemistry used to enhance enzyme activity, selectivity, and specificity by applying novel quantum mechanics, molecular modelling, and engineering approaches (all related proprietary and non-proprietary technology, know-how, and all other facets of Seller’s assets are referred to hereinafter as the “Acquired Assets”). In exchange for the Acquired Assets, the Company issued Mr. Kulkarni One Hundred Fifty Million (150,000,000) restricted shares of the Company’s common stock, representing approximately Seventy-Three (73%) percent of the Company’s issued and outstanding shares.

Then on April 3, 2023, the Company’s Board of Directors, receiving the majority vote of the Company’s shareholders, of approximately 73.00%, approved the following: (i) changing our corporate name from Reliant Service Inc. to Quantumzyme Corp.; (ii) a change in the Company’s OTC trading symbol from RLLT to QTZM (the “Corporate Symbol Change”); and, (iii) a One for One Hundred (1-for-100) Reverse Stock Split (“Reverse Split”) of the issued and outstanding shares of Common Stock of the Company. Whereby, every 100 shares of the Company’s common stock, issues and outstanding on the Record Date (defined below), automatically convert into one new share of common stock. This corporate action was processed by FINRA on May 23, 2023.

We are an early stage, emerging growth company headquartered in San Diego, CA. We have a limited operating history and have generated minimal revenues to date. We require funding from this offering to expand and further develop our operations.

Our principal executive office is located at 15656 Bernardo Center Drive Suite 801, San Diego, CA 92127. Our phone number is +1 858-203-0312. We have registered and launched a website www.quantumzymecorp.com to promote our services online.

The Company is in the development stage and faces all of the risks and uncertainties associated with a new and unproven business. Our future is based on an unproven business plan with no historical facts to support projections and assumptions. The Company is not currently generating revenues and does not expect to generate revenue until it enters into the commercial phases of marketing its products and services as contemplated herein. There can be no assurance that the Company will ever achieve revenues or profitability. The Company’s operations are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the formation of a pre-revenue business. Our lack of a significant and relevant operating history makes it difficult to manage operations and predict future operating results.

DESCRIPTION OF BUSINESS

Company Overview

Quantumzyme Corp., is a biotransformation company, focused on clean and green chemistry. Specifically, Quantumzyme is in the business of developing engineered enzymes in the application of   active pharmaceutical ingredients   (“API”) production. As we move forward, we intend to expand beyond the API marketplace and engineer enzymes for the use and deployment in other business sectors such as fragrance and flavors, climate impacting applications like sustainable materials, plastic degradation and carbon capture. In the development and engineering of enzymes, we conduct research to enhance enzyme activity, selectivity, and specificity by applying novel quantum mechanics, molecular modelling, and engineering approaches. Our goal is to help to foster a clean, healthy, and well protected environment supporting a sustainable society and economy. Ultimately, we want to fulfil our vision by developing a focused approach to aid all chemical companies to harness the power of technology by simplifying complex chemistry and reducing the number of steps by implementing scientific rationale like quantum mechanics in biology. As we continue to develop and implement our plan of operation, we intend to establish ourselves as industry leaders by solving complex chemistry problems in the pharmaceutical, fragrances, and flavors sectors.

As of the date hereof, we have engineered our first product, which is an enzyme for use in pharmaceutical API production of Ibuprofen. Specifically, our initial product is targeted at select pharmaceutical companies who produce generic drugs. We are in the process of identifying 3rd   party manufacturers and distributors that are capable of manufacturing the enzyme on a large scale and distributing the product within the relevant markets.

21

Industry Overview

Enzyme engineering is a dynamic and evolving field within the broader biotechnology sector, focusing on the modification and optimization of enzymes for various industrial, medical, and environmental applications. Enzyme engineering plays a pivotal role in advancing industrial processes, healthcare solutions, and environmental technologies. The industry's success is driven by continuous innovation, interdisciplinary collaboration, and the ability to address challenges associated with enzyme specificity, stability, and regulatory compliance.

Enzymes are proteins that act as catalysts, facilitating and accelerating chemical reactions in living organisms. Enzyme engineering involves modifying these proteins to enhance their performance, stability, and specificity for targeted applications. Enzyme engineering contributes to advancements in sustainable and green technologies, improving the efficiency of industrial processes while minimizing environmental impact. Companies in this field often collaborate with industries such as biotechnology, pharmaceuticals, agriculture, and environmental science to address specific challenges and develop innovative solutions.

Key factors contributing to the industry’s growth include the expansion of biotechnological capabilities, the increasing demand for sustainable solutions, and the versatility of enzymes across various applications. As the enzyme engineering field continues to evolve, it holds promise for addressing complex global challenges and driving advancements in biotechnology, offering a wide array of opportunities for research, development, and commercialization.

Here's an overview and summary of the enzyme engineering industry:

•	Enzyme engineering leverages advances in genetic engineering, protein design, and computational biology to enhance the performance of enzymes;
•	Enzymes find applications across diverse industries, including food and beverage, pharmaceuticals, biofuels, textiles, agriculture, and environmental remediation;
•	Ongoing R&D efforts focus on discovering new enzymes, optimizing existing ones, and addressing challenges such as substrate specificity, stability, and scalability;
•	Enzyme engineering companies typically operate globally, catering to international markets and collaborating with industries worldwide to address specific needs;
•	The industry aligns with sustainability goals, contributing to the development of green technologies by improving efficiency, reducing environmental impact, and promoting sustainable practices;
•	Regulatory considerations are paramount, especially in industries like pharmaceuticals and food, where safety and compliance standards play a crucial role in market entry; and,
•	Companies invest in securing intellectual property rights through patents to protect innovations, creating a competitive edge in the market.

Engineering enzymes involves leveraging biotechnological techniques to modify and optimize enzymes for various industrial applications, including the following applications:

Industrial Applications: Enzymes play a crucial role in industrial processes such as food and beverage production, biofuel manufacturing, textiles, and more. Enzyme engineering companies focus on developing enzymes that enhance efficiency, reduce costs, and improve overall performance in these processes.

Biopharmaceuticals: Enzymes are utilized in the production of biopharmaceuticals. Companies in this sector engage in enzyme engineering to create enzymes that are better suited for the production of therapeutic proteins and drugs, contributing to advancements in the pharmaceutical industry.

Diagnostic and Research Tools: Enzymes are essential components of diagnostic tests and research tools in various fields. Enzyme engineering companies work on creating enzymes with improved sensitivity and specificity for diagnostic applications, catering to the healthcare and research sectors.

22

Bioremediation and Environmental Solutions: Enzymes can be employed for environmental purposes, such as bioremediation to clean up pollutants. Enzyme engineering is used to design enzymes that are more effective in breaking down specific contaminants, addressing environmental challenges and creating sustainable solutions.

Agricultural Innovations: Enzymes find applications in agriculture for soil improvement, crop protection, and more. Enzyme engineering companies may develop enzymes that enhance nutrient availability, promote plant growth, or provide protection against pests, contributing to advancements in agricultural practices.

Research and Development: Enzyme engineering involves continuous research and development efforts to discover novel enzymes and optimize existing ones. This ongoing innovation is crucial for staying competitive in the biotechnology sector and addressing emerging challenges.

Collaboration and Partnerships: Companies in enzyme engineering often collaborate with industries such as biotechnology, pharmaceuticals, agriculture, and environmental science. Collaborations and partnerships help address specific challenges, pool resources, and bring innovative enzyme solutions to market.

Commercialization of Intellectual Property: Enzyme engineering companies invest in intellectual property protection for their innovations. They generate revenue by commercializing patented enzymes, licensing technologies, and offering specialized enzyme solutions to industries.

Global Market Presence: Many enzyme engineering companies operate globally, catering to diverse markets and industries. This global presence allows them to tap into different economic environments, expand market reach, and diversify revenue streams.

Adaptation to Market Trends: Enzyme engineering companies need to stay adaptive to market trends and technological advancements. This includes embracing sustainable and green technologies, aligning with consumer preferences, and addressing evolving industry needs.

Engineering enzymes for profit involves a multidimensional approach, including innovation, collaboration, and strategic market positioning. As we move our plan of operation forward, we intend to contribute to sustainable industrial practices, advancements in healthcare, and environmental solutions while seeking financial success through the commercialization of enzyme-based products and services.

While enzyme engineering has made significant progress, there are still challenges and limitations associated with the field. Some common problems in engineering enzymes include:

•	Achieving high substrate specificity and selectivity can be challenging. Designing enzymes that only catalyze a specific reaction without side reactions can be complex;
•

Enzymes may undergo denaturation or lose activity under certain conditions, such as extremes of pH, temperature, or in the presence of organic solvents. Improving stability is crucial for industrial applications;

•	Some enzymes require cofactors for their activity. Designing enzymes that function effectively without specific cofactors or finding cost-effective ways to provide cofactors can be challenging;
•

Immobilizing enzymes for industrial use can be problematic. Issues may include maintaining high catalytic efficiency, avoiding mass transfer limitations, and preserving the structural integrity of the immobilized enzyme;

•

Transitioning from laboratory-scale experiments to large-scale industrial production can be challenging. Factors such as cost, scalability, and maintaining enzyme activity at scale need careful consideration;

•	Producing engineered enzymes on a large scale can be expensive. Finding cost-effective methods for enzyme production, purification, and recovery is crucial for commercial viability;
•	Enzymes used in various applications, particularly in the food and pharmaceutical industries, may face regulatory hurdles. Compliance with safety and regulatory standards can pose challenges;

23

•	Achieving the correct three-dimensional structure is essential for enzyme activity. Issues related to protein folding and misfolding can impact the efficiency of engineered enzymes;
•

Despite advances in structural biology, understanding the intricate relationships between enzyme structure and function remains a complex task. Predicting the effects of specific mutations on enzyme activity can be challenging;

•

Enzymes may be susceptible to inhibition by various factors, including competitive inhibitors or changes in environmental conditions. Overcoming inhibition challenges is essential for maintaining consistent enzyme performance;

•	Enzymes often need to function under diverse conditions in different industrial processes. Designing enzymes that are versatile and effective across a range of conditions can be challenging; and,
•	As enzyme engineering advances, ethical considerations related to the potential misuse of engineered enzymes or unintended environmental impacts may arise.

We will continually work to address these challenges through innovative genetic engineering, protein design, and bioprocessing techniques. Overcoming these problems is crucial for unlocking the full potential of engineered enzymes in various industrial, medical, and environmental applications.

The Quantumzyme Solution.

Our Solution is Biocatalysis through engineered enzymes. Engineering enzymes involves the application of scientific principles and techniques to modify and optimize the structure and function of enzymes for specific purposes. Historically, engineering enzymes using legacy reactions and traditional processes that involves hazardous chemicals, high pressure, high temperature, which leads to lot of waste generation. Not only do traditional methods cause significant pollution and are highly inefficient, but traditional processes also yield poor results and many inefficiencies, multiple impurities, metal catalysts, and hazardous waste. Quantumzyme addresses this problem by leveraging biology and evolution.

As environmental, social, and governance (ESG) investing becomes a factor used by socially conscious investors to screen potential investments and sustainability become key focus areas, our solution is perfect for progressive and accountable organizations and industry leaders. Our solution offers following advantages:

Traditional Process	The Quantumzyme Solution - Biocatalysis
• Hazardous chemicals • High Pressure High Temp • Wastage	• Engineered Enzyme Catalyst • Low Pressure -Lower Temp • Minimal Waste
Disadvantages	Advantages
• High costs • Low potential for increasing yield • High Impurities • Hazardous waste is concern	• Low cost • Improved yield & manufacturing efficiency • Sizable reduction in impurities • Reduced hazardous waste • ESG compliance benefits

24

Solution Delivery:

We believe that the solution is delivered through IP development processes covering 5 steps as detailed below:

Phase 1 – Enzyme Discovery.	This is where the reaction of interest is studied to identify appropriate enzyme(s) Wild Type (WT).

Phase 2 – Lab Validation (WT).	In this phase the WT enzyme(s) are validated for various parameters.

Phase 3 – Enzyme Engineering.	In this phase the WT enzyme is engineered for desired objective.

Phase 4 – Lab Validation (ET).	In this phase the Engineered enzyme (ET) is further validated & optimized for the desired objective.

Phase 5 – Scale-up.

In this phase we look forward for Partnership with potential end users to perform activities such as (but not limited to) Scale-up optimization, Performing fermentation batch & Post scale-up optimization.

As we move forward with the implementation and deployment of our plan of operation, the first developed biocatalyst is for Ibuprofen, globally one of the most produced drugs by volume. A major issue with the production of Ibuprofen and the legacy reaction of Ibuprofen, although cost effective, is the utilization of a carcinogenic agent as a catalyst which creates effluent and can cause harm to the environment. This has resulted in the production and manufacturing of Ibuprofen being moved offshore to reduce production costs which are directly passed on the consumer. Our goal is to bring back manufacturing capabilities in the USA by making the manufacturing of Ibuprofen greener, cost effective and more environmentally friendly. Currently we are in the process of understanding the market needs, demand supply relationships, technical feasibility, commercial viability, business cases and discussions with potential end users on the impact of benefits that can be derived from the proposed solution.

Our future projects are under exploration focused on positive environmental impact and reduce burden on the environment such as a greener ways of manufacturing important chemicals, flavors and fragrances.

The uniqueness of our approach is a framework that utilizes distinct techniques with a combination of insilico and invitro techniques catering to specific biocatalysts requirements. Our goal is to help to foster a clean, healthy, and well protected environment supporting a sustainable society and economy. Ultimately, we want to fulfil our vision by developing a focused approach to aid all chemical companies to harness the power of technology by simplifying complex chemistry and reducing the number of steps by implementing scientific rationale like quantum mechanics in biology. We intend to license our IP as a technology to major API manufacturers and Pharma companies. With large scale manufacturing of Ibuprofen API and use of said APIs in manufacturing of drugs by Pharma Companies, we intend to generate revenue from technology transfer and through royalties.

To achieve this result, Quantumzyme fully embraces and seeks to understand the science involved in enzyme engineering which we will evolve and incorporate into our plan of operations as we continue to build new pipeline of projects for future revenue opportunities. As a biotransformation company we will constantly focus and seek to implement our learning in the following selected areas to continually drive and advance the growth of Quantumzyme:

25

Understanding Enzymes:   Enzymes are biological catalysts, typically proteins, that facilitate and accelerate chemical reactions, they have specific active sites where substrates bind, and reactions take place. Enzymes are highly specific to their substrates, and their activity can be influenced by various factors.

Genetic & Protein Engineering: The process often begins with identifying and isolating genes that encode for the target enzyme. Genetic engineering involves modifying the DNA sequence of these genes using techniques like recombinant DNA technology. Protein engineering focuses on modifying the amino acid sequence of the enzyme to achieve desired properties. Techniques include site-directed mutagenesis, where specific amino acids are altered to influence enzyme activity or stability.

Directed Evolution:   This method mimics natural selection in a controlled laboratory setting and our enzymes are subjected to iterative rounds of mutation and selection to evolve desired traits, such as improved substrate specificity or increased stability.

Structural Biology:   Understanding the three-dimensional structure of enzymes is crucial for rational enzyme design, techniques like X-ray crystallography and nuclear magnetic resonance (NMR) spectroscopy are used to determine enzyme structures.

Computational Biology and Bioinformatics:   Computational methods play a significant role in predicting and modelling enzyme structures and interactions. Bioinformatics tools analyze vast biological data sets to identify potential target genes and predict enzyme functions.

Immobilization Techniques:   Enzymes can be immobilized on various supports, enhancing their stability and reusability. Immobilization techniques include adsorption, covalent binding, and encapsulation.

High-Throughput Screening:   Automation and robotics enable the screening of large libraries of enzymes for desired properties, which accelerates the identification of enzyme variants with improved characteristics.

Synthetic Biology:   Synthetic biology approaches involve designing and constructing new biological components or systems, including enzymes, which allows for the creation of tailor-made enzymes with specific functions.

Application-Specific Modifications:   Enzyme engineering is tailored to the intended application, whether it's industrial processes, biopharmaceutical production, diagnostics, or environmental applications. Modifications aim to enhance efficiency, specificity, stability, or other desired traits.

Enzyme engineering is a multidisciplinary field that combines principles from biochemistry, molecular biology, protein engineering, and computational biology to modify and optimize enzymes for specific applications. It involves the design, creation, and improvement of enzymes to enhance their catalytic activity, stability, specificity, and other properties.

Our current efforts in enzyme engineering focus on establishing a solid understanding and developing skills and resources in several key areas:

Computational Approaches:   Computational methods, including machine learning, molecular docking, and molecular dynamics simulations, are used to study enzyme structure-function relationships, predict enzyme properties, and guide the design of improved variants.

Rational Design:   Rational design strategies utilize computational methods, such as molecular modeling and simulation, to predict and engineer enzyme properties. By analyzing enzyme structures and their active sites, researchers can make targeted modifications to enhance catalytic activity, substrate specificity, or stability.

Protein Engineering Tools:   The use of novel protein engineering tools, such as DNA shuffling, site-directed mutagenesis, and high-throughput screening methods, will accelerate the process of enzyme optimization and discovery.

Directed Evolution:   Directed evolution techniques involve generating genetic diversity in enzyme libraries and screening or selecting for variants with improved properties. This approach allows us to explore vast sequence space and identify enzymes with desired traits.

Enzyme Immobilization:   Immobilization techniques involve attaching enzymes to solid supports or matrices, allowing for their reuse and stabilization. Efforts are being made to optimize immobilization methods and explore novel supports to enhance enzyme performance and increase their industrial applicability.

It's important to note that the field of enzyme engineering is dynamic, and ongoing research continues to expand our understanding of enzyme structure, function, and engineering principles. New discoveries and techniques are continually emerging, shaping the future of enzyme engineering and its applications in various industries. Our effort to gain understanding involves in interaction with experts in the field through conferences, symposia and plan to build academic collaborations to identify novel approaches and convert them into business opportunities.

In summary, enzyme engineering combines genetic, protein, and structural engineering with computational biology and high-throughput screening to design and optimize enzymes for specific industrial, medical, or environmental applications. The field continues to evolve with advancements in biotechnology, providing innovative solutions to various challenges.

26

Quantumzyme Current Properties, Assets & Equipment

As of the date hereof, we do not own any real property. Our office is located in a shared office space which presently is sufficient for our needs, and we pay approximately $500.00 a month. We do, however, test our technology at off-site locations, where we also conduct our research and development.  As we continue to advance our plan of operation, it is our intention to seek larger space to accommodate our needs as necessary. Additionally, the Company currently has assets that consist of solely Intellectual Property, Know-How, and previously developed and cultivated relationships that we believe will facilitate our plan of operations as we move forward. Lastly, we do not presently own any equipment as all our research and development activities are conducted at an off-site laboratory that is fully equipped to meet our present needs.

Our Competition.

The bioengineering of enzymes sector encompasses a wide range of players, including companies, research institutions, and academic organizations. As we are in the initial rollout of our plan of operation, we believe that the major players in our industry will generally be better funded and will have the ability to attract and hire qualified candidates in all facets of our business. The following is an overview of the key players in this field:

Biotech: Numerous biotechnology companies specialize in the bioengineering of enzymes for various industrial applications. These companies often develop proprietary technologies and enzyme products tailored to specific industrial processes. Some prominent players include:

•	Novozymes: One of the largest and most well-known enzyme manufacturers globally, offering enzymes for applications in industries such as agriculture, bioenergy, food and beverages, household care, and more.

•	DuPont Industrial Biosciences: Known for its expertise in enzyme production and bio-based solutions for industries like food and beverage, animal nutrition, textiles, and biofuels.

•	BASF: Offers a wide range of enzyme products for applications in detergents, food processing, animal nutrition, and more.

•	Codexis: Specializes in enzyme engineering for pharmaceuticals, biofuels, and industrial chemicals.

•	Genencor: Known for its innovations in enzyme technology for various industrial applications, including biofuels, textiles, and detergents.

Research Institutions and Universities : Academic institutions play a crucial role in advancing the field of enzyme bioengineering through fundamental research and technology development. Some notable institutions with active research programs in this area include MIT, Harvard University, University of California, Berkeley, ETH Zurich, and the University of Cambridge.

Government Agencies and Funding Bodies : Government agencies and funding bodies provide support for research and development in enzyme bioengineering through grants, funding programs, and regulatory oversight. Examples include the National Institutes of Health (NIH) in the United States, the European Commission's Horizon 2020 program, and various national research councils.

Contract Research Organizations (CROs) : Contract research organizations provide services related to enzyme bioengineering, including enzyme discovery, optimization, and production. These organizations collaborate with industry partners to develop custom enzyme solutions for specific applications.

While we believe that our methods, approach, and plan of operation will allow us to offer similar services at competitive pricing, we are aware that competitors are likely in a position to dedicate vast resources, in both research and development, and in enzyme engineering that we may be put at a significant disadvantage in landing large customer accounts. However, as we intend to keep operations minimal and offer extremely competitive solutions, while offering access to our entire team as we grow, we believe our succeff will be in our dedication to our business and scientific principals which will be our key differentiator as we ramp up operations.

Understanding the landscape of industry players in the bioengineering of enzymes sector involves recognizing the diverse range of organizations contributing to research, development, production, and commercialization efforts in this field.

Scientifics Advisory Board

While our management has extensive experience in both corporate management and business operations, they also have experience in the pursuit of various scientific endeavors(see Management’s Biographies below). In addition to their personal experience, they will set up a Scientific Advisory Board to continue to move the Company’s pursuit of engineering novel enzymes forward. The goal is to set up a Scientific Advisory Board with accomplished scientists in the fields of Chemical and Biochemical Engineering and Chemistry.

Employees

We have one employee which is our President and member of the Company’s Board of Directors, Mr. Kulkarni. Currently, Mr. Kulkarni has the flexibility to work on our business up to 40 hours per week but is prepared to devote more time if necessary. We do not presently have pension, health, annuity, insurance, stock options, profit sharing, or similar benefit plans; however, we may adopt plans in the future.

There are presently no personal benefits available to our employee, Officer and/or Director.

27

Government Regulation

Our objective is to license the enzyme and any supply of the enzyme will be done by a third party who will comply with required regulatory documentation. Hence, Quantumzyme will not directly be involved in regulatory compliance unless otherwise specified. However, we may be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to our services in United States, Europe, and in the United Arab Emirates and to operation of any facility in any jurisdiction which we would conduct activities. While we do not anticipate any immediate government approvals or regulations impacting our business, we remain committed to maintaining compliance with all applicable laws and regulations in any jurisdiction where we conduct activities.

USA and EUROPE

1. Getting an enzyme approved for use in a pharmaceutical product involves a regulatory process primarily governed by agencies such as the U.S. Food and Drug Administration (FDA) in the United States, the European Medicines Agency (EMA) in the European Union, and other regulatory bodies worldwide. The process ensures that the enzyme is safe, effective, and manufactured to high quality standards. Here’s an overview of the typical regulatory requirements and steps involved:

A. Preclinical Testing : Before an enzyme can be tested in humans, extensive preclinical testing must be conducted. This includes:

•	In vitro studies: These studies test the enzyme's activity, specificity, and mechanism of action.
•	Animal studies: These assess the pharmacodynamics (how the drug affects the body), pharmacokinetics (how the body processes the drug), toxicity, and dosing.

B. Investigational New Drug Application (IND):If the preclinical tests are successful, the developer files an IND with the FDA or the equivalent in other countries. This application must include:

•	Results of preclinical studies: Demonstrating safety and biological activity.
•	Manufacturing information: Detailing how the enzyme is produced, purified, and tested.
•	Clinical trial protocols: Outlining the proposed studies to be conducted in humans.

C. Clinical Trials: Clinical trials are conducted in phases to evaluate the enzyme's safety and efficacy:

•	Phase 1: Focuses on safety, involving a small number of healthy volunteers or patients.
•	Phase 2: Tests efficacy and side effects in a larger group of patients.
•	Phase 3: Involves a larger group of patients to further assess efficacy and monitor adverse reactions over a longer period.

D. New Drug Application (NDA)/Marketing Authorization Application (MAA):Upon successful completion of all clinical trial phases, the sponsor files an NDA with the FDA or an MAA with the EMA. This application includes:

•	All data from preclinical and clinical studies.
•	Details of the manufacturing process.
•	Proposed labeling.
•	Safety updates.
•	Risk management plans.

E. Review Process: The regulatory authority reviews the application thoroughly, which may include:

•	Consultations with advisory committees: Experts outside the regulatory agency may be consulted for their opinions.
•	Inspections: Manufacturing facilities will be inspected to ensure compliance with Good Manufacturing Practices (GMP).
•	Evaluation of the risk/benefit balance

F. Post-Marketing Surveillance : Once the enzyme is approved and on the market, it undergoes continuous monitoring to ensure long-term safety. This phase may involve:

•	Collection and analysis of adverse effect reports.
•	Further studies on long-term effects or in specific populations.
•	Compliance with regulatory requirements for advertising and promotion .

28

The regulatory pathway is designed to ensure that any pharmaceutical enzyme released to the market is both safe and effective for human use. The process can vary slightly depending on the specific characteristics of the enzyme, its intended use, and the regulatory jurisdiction.

2 .

European Chemicals Agency (ECHA): Enzymes used in industrial processes may be subject to regulation under the Registration, Evaluation, Authorization, and Restriction of Chemicals (REACH) regulation in the European Union. This regulation requires companies to register and obtain authorization for the use of certain substances, including enzymes, in industrial applications. Additionally, Enzyme substances included in products destined for technical applications such as detergents, textile processing, biofuels, pulp & paper processing etc., need to be registered under the EU REACH Regulation [Regulation 1907/2006 (for “Registration, Evaluation, and Authorization of Chemicals”)] before they can be manufactured and/or imported into the EU in a volume above 1 ton per year. The ECHA is the implementing authority on an EU level and supervises the registration process. We envisage that our enzyme if supplied in Europe will need to be compliant to the above.

3 .

Codex Alimentarius Commission: This international food standards organization, jointly run by the Food and Agriculture Organization (FAO) and the World Health Organization (WHO), provides guidelines and recommendations for food safety, including the use of enzymes in food production. While Codex standards are not legally binding, they are often adopted by countries as part of their regulatory frameworks.

4 .

Biosafety Regulations: In many countries, including the United States and various European countries, there may be specific regulations governing the use of genetically modified organisms (GMOs) or genetically engineered enzymes. These regulations typically address environmental and health concerns associated with the release of GMOs into the environment or their use in food production.

UNITED ARAB EMIRATES

Regulations regarding bioengineering and enzyme production in the United Arab Emirates (UAE) might not be as extensively documented or publicly available as in some other countries. However, we believe that the existing regulations and oversight mechanisms in place to ensure the safety of bioengineered products and their compliance with international standards are as follows:

1.	Ministry of Climate Change and Environment (MOCCAE): The MOCCAE in the UAE is responsible for overseeing environmental regulations and may have a role in regulating bioengineering activities that could impact the environment, such as the release of genetically modified organisms (GMOs) or genetically engineered enzymes into the environment.

2.	Biotechnology Regulatory Framework: The UAE has a regulatory framework specifically addressing biotechnology and genetically modified organisms (GMOs). This framework includes regulations governing the research, development, production, and commercialization of bioengineered products, including enzymes.

3.	Import and Export Regulations: The UAE has import and export regulations governing the movement of bioengineered products, including enzymes, across its borders. These regulations may include requirements for labeling, documentation, and permits.

4.	International Standards and Agreements: The UAE may align its regulations with international standards and agreements related to bioengineering and biotechnology. This alignment could include adherence to guidelines established by organizations such as the Codex Alimentarius Commission or international treaties addressing biosafety and environmental protection.

5.	Research Ethics and Biosafety: Institutions and companies involved in bioengineering activities in the UAE may be required to adhere to research ethics guidelines and biosafety protocols to ensure the responsible conduct of research and the protection of human health and the environment.

In short, Management believes that it is essential for any company involved in bioengineering activities, including enzyme production, to consult with relevant government agencies and legal experts to ensure compliance with applicable regulations and standards in both the U.S.A. and the U.A.E. Additionally, regulatory requirements may evolve over time, we intend to stay informed about updates and changes to regulations that may affect our current and future operations.

29

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims against the Company.

DILUTION

Purchasers of our Shares offered in this Offering Circular will experience an immediate and substantial dilution of the net tangible book value of their Shares from the initial public offering price. Net tangible book value per share of our common stock before this offering is determined by dividing net tangible book value based on February 29, 2024, net book value of the tangible assets (consisting of total assets less intangible assets) of the Company by the number of shares of our common stock issued.

Assumed initial public offering price per share	$0.01
Net tangible book value per share before this offering (1)	$0.00
Increase in pro forma net tangible book value per share attributable to this offering (2)	$(0.002)
Expenses impacting net tangible book value per share after this offering	$(0.00)
Pro forma net tangible book value per share after this offering	$0.004
Dilution in pro forma net tangible book value per share to new investors (Purchase Price of $0.01 Less Pro Forma Net Tangible Book Value Per Share)	$0.006

(1)(2) The increase in pro forma net tangible book value per share attributable to this offering is determined by subtracting (a) the sum of (i) the pro forma net tangible book value per share before this offering (see note above) and (ii) the decrease in pro forma net tangible book value per share divided by (ii) the number of outstanding shares of common stock after this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto of the Company, as well as the financial statements and the notes thereto of the Company included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this document. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations, and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors.

Results of Operations for the Years ended July 31, 2023 and 2022

Revenues

We earned no revenues for years ended July 31, 2023 or 2022.

Operating Expenses

We incurred $67,937 in operating expenses for the year ended July 31, 2023, as compared with $5,287 during the year ended July 31, 2022. The increase in operating expenses is the result of increased professional and general and administrative fees during the year ended July 31, 2023. We expect our operating expenses will continue to increase in future years as a result of the costs associated with the increased operating activity under our business model.

30

Other Income/Expenses

We had other expenses of $2,942 for the year ended July 31, 2023 compared to $984 for the year ended July 31, 2022. The increase in other expenses was a result of increased interest expenses incurred during the year ended July 31,2023 associated with our increase in borrowing.

Net Loss

We recorded a net loss of $70,879 for the year ended July 31, 2023, compared to $6,271 for the year ended July 31, 2022. The increased net loss in the result of the factors discussed above.

Results of Operations for the Three months ended October 31, 2023 and 2022

Revenues

We earned no revenues for three months ended October 31, 2023 or 2022.

Operating Expenses

We incurred $63,500 in operating expenses for the three months ended October 31, 2023, as compared with $300 during the three months ended October 31, 2022. The increase in operating expenses is the result of increased professional and general and administrative fees during the three months ended October 31, 2023 We expect our operating expenses will continue to increase in future years as a result of the costs associated with the increased operating activity under our business model.

Other Income/Expenses

We had other expenses of $3,998 for the three months ended October 31, 2023 compared to $248 for the three months ended October 31, 2022. The increase in other expenses was a result of increased interest expenses incurred during the quarter ended October 31,2023 associated with our increase in borrowing.

Net Loss

We recorded a net loss of $67,498 for the three months ended October 31, 2023, compared to a net loss of $548 for the three months ended October 31, 2022. The increase in the net loss is the result of the factors discussed above.

Liquidity and Capital Resources

Our financing objective is to maintain financial flexibility to meet the material, equipment and personnel needs to support our project commitments, and pursue our expansion and diversification objectives.

As of July 31, 2023, we had total current assets of $0 and total current liabilities of $97,229. We had a working capital deficit of $97,229 as of July 31, 2023.

Net cash used by operating activities was $59,387 for the year ended July 31, 2023, as compared with $0 in cash used for the year ended July 31, 2022. Our negative operating cash flow for the year ended 2023 was a result of our net losses, as adjusted to reconcile net loss to net cash provided by operating activities.

Financing activities provided $59,387 in cash for the year ended July 31, 2023, as compared with $0 for the year ended July 31, 2022. Our positive financing cash flow for 2023 mainly consisted of proceeds from notes payable.

31

As of October 31, 2023, we had total current assets of $0 and total current liabilities of $164,727. We had a working capital deficit of $164,727 as of October 31, 2023.

Net cash used by operating activities was $63,500 for the three months ended October 31, 2023, as compared with $0 cash used for the three months ended October 31, 2022. Our negative operating cash flow was a result of our net losses, as adjusted to reconcile net loss to net cash provided by operating activities.

Financing activities provided $63,500 in cash for the three months ended October 31, 2023, as compared with $0 for the three months ended October 31, 2022. Our positive financing cash flow for 2023 mainly consisted of proceeds from notes payable .

PLAN OF DISTRIBUTION

The Company is offering a maximum of 60,000,000 Shares of its Common Stock on a best-efforts basis at a fixed price of $0.01 per share and any funds raised from this Offering will be immediately available to the Company. The Offering will terminate upon the earlier of the sale of all 60,000,000 Shares or one year from the date of this Offering Statement.

There is no aggregate minimum to be raised in order for subscription proceeds to be released to the Company and therefore the Offering will be conducted on a “rolling basis.” This means we are entitled to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, including, without limitation, research and development expenses, offering expenses, working capital, general corporate purposes, repayment of debt (if any) and, prior to our use of the proceeds, other uses, including short-term, interest-bearing investments, as more specifically set forth in the “Use of Proceeds” starting on page 21.

The Offering may be made, in management’s discretion, directly to investors by the Company’s management on a “best efforts” basis. We reserve the right to offer the Shares through broker-dealers who are registered with FINRA/SIPC. The Company may engage a broker-dealer registered with the SEC and a member of FINRA/SIPC to perform administrative compliance and related broker-dealer services in connection with this Offering including the review of investor information including KYC (Know Your Customer) data, AML (Anti-Money Laundering) and other compliance checks and review of subscription agreements and investor information. Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. None of our officers or directors are subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Our officers or directors will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii) except that for securities issued pursuant to rule 415 under the Securities Act, the 12 months shall begin with the last sale of any security included within one rule 415 registration.

We intend to sell the Shares in this offering through our Board of Directors and their affiliates. They will not receive any compensation for offering or selling the Shares. We reserve the right to reject, in whole or in part, any subscriptions for Shares made in this Offering, in our discretion.

Selling Agents and Expenses

We may engage broker-dealers registered under Section 15 of the Exchange Act (“Selling Agents”), and who are FINRA members to participate in the offer and sale of the Shares and to pay to such persons, if any, cash commissions of up to 7% of the gross proceeds from the sales of Shares placed by such persons and agent warrants (“Agent Shares”) to purchase that number of Shares equal to 7% of the Shares placed by such persons.

We have not entered into selling agreements with any broker-dealers to date. We will be responsible for and pay all expenses relating to this Offering, including, without limitation, (a) all filing fees and expenses relating to the qualification of this Offering with the SEC and the filing of the offering materials with FINRA, as applicable; (b) all fees and expenses relating to the application to list of our Shares on the OTCQB; (c) all fees and expenses relating to the registration or qualification of the Shares as required under State Blue Sky laws, including the fees of counsel selected by us; (d) the costs of all preparing and printing of the offering documents; (e) the costs of preparing, printing and delivering certificates representing Shares; (f) fees and expenses of the transfer agent for the Shares; and (g) the fees and expenses of our accountants and the fees and expenses of our legal counsel and other agents and representatives. We expect the total expenses to be paid by us will be at least $60,000.

Offering Period

We expect to commence the sale of the Shares within two days following the Qualification Date. This Offering will terminate on the Termination Date.

32

Offering Documents

This Offering Statement and the offering documents specific to this Offering will be available to prospective investors for viewing 24 hours per day, 7 days per week on our website at www.quantumzymecorp.com. Before committing to purchase Shares, each potential investor must consent to receive the final Offering Statement and all other offering documents electronically. In order to purchase Shares, a prospective investor must complete and sign and deliver to us a Subscription Agreement, the form of which is an exhibit to the Offering Statement of which this Offering Statement is a part and send payment to us as described in the Subscription Agreement. Prospective investors must also have agreed to the Terms of Use and Privacy Policy of our website. This investment limitation does not apply to “accredited investors,” as that term is defined in Rule 501 of Regulation D under the Securities Act.

Prospective investors must read and rely on the information provided in this Offering Statement in connection with any decision to invest in the Shares. For general information on investing, we encourage you to refer to www.investor.gov.

State Blue Sky Information

If we fail to comply with State securities laws where our securities are sold, we may be subject to fines and other regulatory actions against us. We intend to take the steps necessary to help insure that offers and sales in this Offering are in compliance with State Blue Sky laws, provided, however, there can be no assurance that we will be able to achieve such compliance in all instances, or avoid fines or other regulatory actions if we are not in compliance.

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Biographical information regarding the officers and directors of the Company, who will continue to serve as officers and Directors of the Company are provided below:

Officer Biographies

NAME	AGE	POSITION	Address
Naveen Krishnarao Kulkarni(1)	49	Chief Executive Officer, President, Secretary, Treasurer, Director	15656 Bernardo Center Drive, Suite 801 San Diego, CA 92127
Manu Bharath Khareedhi(2)	37	Independent Director	15656 Bernardo Center Drive, Suite 801 San Diego, CA 92127
Shrutin Ashok Ulman(2)	55	Independent Director	15656 Bernardo Center Drive, Suite 801 San Diego, CA 92127

(1) On May 23, 2023, the Company entered into an Executive Employment Agreement with Mr. Kulkarni whereby Mr. Kulkarni agreed to serve as the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, and as Chairman of the Company’s Board of Directors. The Employment Agreement became effective as of June 1, 2023, (the “Effective Date”) and has a term that expires on May 31, 2024. Under the terms of the Employment Agreement, the Company shall compensate Mr. Kulkarni: (i) a base salary of $90,000 per year, payable at a rate of $7,500 per month during, which shall accrue and become due and payable as soon as reasonably practicable following the Effective Date; (ii) issue 29,500,000 restricted shares of the Company’s common stock; and, (iii) issue 500,000 restricted shares of the Company’s Series B Preferred Stock.

(2) On June 7, 2023, the Company appointed two independent directors to its Board, Dr. Shrutin Ashok Ulman and Dr. Manu Bharath, both will serve until the next annual meeting of the Company or until their respective successor is duly appointed. The Company’s current Board of Directors has affirmatively determined that both Dr. Ulman and Dr. Bharath meet the applicable standards for independent directors under the rules of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934. Other than the foregoing, neither Dr. Ulman nor Dr. Bharath is party to any arrangement or understanding with any person, pursuant to which they were appointed as a director of the Company, nor is a party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving the Company.

33

Management Biographies :

Naveen Krishnarao Kulkarni – Mr. Kulkarni has two and a half decades of healthcare & biotech experience covering a broad range of scientific, entrepreneurial and innovation strategies in markets spanning Europe, the USA, Australia, and India. From 2017 through February 2023, when the Company acquired various assets from Mr. Kulkarni, Mr. Kulkarni was working on and formulating the concept and business model of what would become the current iteration of the Company. To this end, he was instrumental in raising seed capital, implementing the initial business plan and plan of operations, and positioning the company to operate as an IP driven business. From 2011 to 2016, Mr. Kulkarni was a Director and CEO of Cryo Stemcell Pvt. Ltd. where he was instrumental in the turnaround of the company from a stem cell banking service provider to a healthcare company. He also developed a business plan for next level funding and initiated PRP therapy and hospital partnerships with new customer acquisition and sales team mobilization plan for India. From November 2007 to October 2011, Mr. Kulkarni was a director at Philips Research, Asia, where he was involved in identifying and developing ventures for spin-ups, spin-ins and spin-outs in Philips with a portfolio of opportunities for new business creation across healthcare and energy relevant for India, emerging markets and globally. We believe that Mr. Kulkarni possesses attributes that qualify him to serve as a member of the Board, including his leadership skills, and experience.

Dr. Manu Bharath – Dr. Barath is an experienced Otorhinolaryngologist, who has worked for the last 14 years as an ENT performing head & neck surgeries. He graduated and obtained his MBBS degree from JSS Medical College, Sri Shivarathreeshwara Nagar, Mysore in 2009, and then obtained his postgraduate MS degree from Dr. Vasantrao Pawar Medical College, Hospital and Research Centre, Adgaon, Nashik in 2017. Since 2017, Dr. Bharath has been practicing at Pristyn Care Clinics in Bangalore. Pristyn Care is a health care startup that focuses on day care procedures. We believe that Dr. Bharath possesses attributes that qualify him to serve as a member of the Board, including his leadership skills, and experience.

Dr. Shrutin Ashok Ulman - Dr. Ulman is a qualified senior professional with 30 years experience in life sciences/medical devices including end-to-end product development and management, value proposition development in diagnostics and therapeutics. Seeking challenging senior managerial assignments with a reputed organization to utilize acquired skills in accomplishing organizational growth objectives. Specifically, since 2019, Dr. Ulman has been acting as a director Philips, India where his work includes defining and setting up strategic partnerships and interacting with the stakeholders to align product deliverables to the business requirements of the clients, spearheading and collaborating with multiple teams for piloting clinical trials and clinical studies, focusing on R&D innovation, and rolling out new product development strategies, and working on digital therapeutics. Additionally, he is currently the Head Researcher of Africa Philips, Nairobi, working to ensure access to care, sustainability, and risk management of value/supply chains catering to areas like Digital Primary Care Solutions and Digital Therapeutics. We believe that Dr. Ulman possesses attributes that qualify him to serve as a member of the Board, including his leadership skills, and experience.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules, and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results, and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company’s independent public accountants. The Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company review the Company's internal accounting controls, practices, and policies.

Committees of the Board

Our Company currently does not have nominating, compensation, or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation, or audit committee charter. Our Directors believe that it is not necessary to have such committees, at this time, because the Director(s) can adequately perform the functions of such committees.

Involvement in Certain Legal Proceedings

Our Director and our Executive Officer have not been involved in any of the following events during the past ten years:

1.	bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

34

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

5.

Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.

Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.

Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) Any Federal or State securities or commodities law or regulation; or (ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.

Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Directors evaluated the business of the Company and the number of employees and determined that since the business is operated by a small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines. In the event our operations, employees and/or Directors expand in the future, we may take actions to adopt a formal Code of Ethics.

Shareholder Proposals

Our Company does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our President, at the address appearing on the first page of this Information Statement.

SECURITY OWNERSHIP

The following table sets forth certain information as of February 29, 2024, with respect to the holdings of: (1) each person known to us to be the beneficial owner of more than 5% of our Common Shares; (2) each of our directors, nominees for director and named executive officers; and (3) all directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the Shares set forth therein has sole voting power and sole investment power with respect to such Shares, unless otherwise indicated. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company. The percentages are based on 34,777,050 Shares of our Common Stock outstanding as of the date above.

35

Title of Class	Name and Address	No. of Shares	% Before Offering (1)	% After Offering (1)
Common Stock	Naveen Krishnarao Kilkarni (1)(2)(3)(4)	31,000,000 Common Shares	98.17%	82.00%
	Manu Bharath Khareedhi (5)	0	0%	0%
	Shrutin Ashok Ulman (6)	0	0%	0%
	Total Management	31,000,000	98.17%	82.00%

Series B Preferred Stock	Naveen Krishnarao Kilkarni	500,000	100%	100%
	5% Owners
	None.

(1) The post-offering percentages assume we have sold the Maximum Amount pursuant to the Offering, which is equal to 94,777,050 shares issued and outstanding immediately following the Closing of the Offering, and takes into account the common stock equivalent voting power of the Series B Preferred Stock held by Mr. Kilkarni. Mr. Kilkarni owns 500,000 shares of the Series B Preferred Stock, which carries 500-to-1 voting rights. Therefore, the Series B Stock affords Mr. Kilkarni additional voting power equal to 250,000,000 shares of common stock

(2) On February 21, 2023, the Company entered into an Asset Purchase Agreement (“Purchase Agreement”), with and Quantumzyme Inc., a Delaware corporation and Mr. Kulkarni pursuant to which the Company acquired various assets related to the Company’s current business and operations.

(3) On May 23, 2023, the Company entered into an Executive Employment Agreement with Mr. Kulkarni whereby Mr. Kulkarni agreed to serve as the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, and as Chairman of the Company’s Board of Directors. The Employment Agreement became effective as of June 1, 2023, (the “Effective Date”) and has a term that expires on May 31, 2024. Under the terms of the Employment Agreement, the Company shall compensate Mr. Kulkarni: (i) a base salary of $90,000 per year, payable at a rate of $7,500 per month during, which shall accrue and become due and payable as soon as reasonably practicable following the Effective Date; (ii) issue 29,500,000 restricted shares of the Company’s common stock; and, (iii) issue 500,000 restricted shares of the Company’s Series B Preferred Stock.

(4) In the aggregate Mr. Kulkarni owns 31,000,000 shares of our Common Stock and 500,000 shares of our Series B Preferred Stock which carries 500-to-1 voting rights, accordingly and taking into account to totality of Voting Stock, Mr. Kulkarni controls approximately 82.00% of our total voting shares assuming 100% of the shares offered hereby are sold.

(5) On June 7, 2023, Manu Bharath Khareedhi was appointed to the Company’s board of directors as an independent director.

(6) On June 7, 2023, Shrutin Ashok Ulman was appointed to the Company’s board of directors as an independent director.

Regardless of the success of this offering, our officers and director and current stockholders will continue to own the majority of our Shares after the offering. Since they may continue to control the Company after the offering, investors may be unable to change the course of the operations. Thus, the Shares we are offering may lack the value normally attributable to voting rights. This could result in a reduction in value of the Shares you own because of their ineffective voting power. None of our Shares is subject to outstanding options, warrants, or securities convertible into Shares.

The Company’s voting securities consist of Common Shares and Preferred Stock. Beneficial ownership is determined in accordance with SEC rules and generally includes sole or shared voting or investment power with respect to voting securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any voting securities that such person or any member of such group has the right to acquire within 60 days of the date of this Offering Statement. For purposes of computing the percentage of the Company’s outstanding voting securities held by each person or group of persons named above, any securities that such person or persons has the right to acquire within 60 days of the date of this Offering Statement are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership as determined under SEC rules is not necessarily indicative of beneficial or other ownership for any other purpose. The inclusion herein of any securities listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the foregoing, none of the directors or executive officers of the Company, nor any person who owned of record or was known to own beneficially more than 5% of the Company’s outstanding shares of its Common Stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction that has occurred during the past fiscal year, or in any proposed transaction, which has materially affected or will affect the Company.

With regard to any future related party transaction, the Company plans to fully disclose any and all related party transactions in the following manner:

•	Disclosing such transactions in reports where required;
•	Disclosing in any and all filings with the SEC, where required;
•	Obtaining disinterested director’s consent; and
•	Obtaining shareholder consent where required.

Review, Approval or Ratification of Transactions with Related Persons

The Company is a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item. Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval, or ratification of transactions, such as those described above, with our executive officers, Directors, and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Directors will continue to approve any related party transaction.

EXECUTIVE COMPENSATION

For the fiscal years ended July 31, 2023, 2022, and 2021, we compensated our three highest-paid directors and executive officers as follows:

Name and principal position	Year Ended	Salary	Bonus	Stock Compensation	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(a)	(b)	($) (c)	($) (d)	($) (e)	($) (f)	($) (g)	($) (h)	($) (i)	($) (j)
Naveen Krishnarao	2023	52,500	–	29,500	–	–	–	500	–
Kulkarni, Chief Executive(1)	2022	–	–	–	–	–	–		–
Officer, President, Secretary, Treasurer, Director	2021	–	–	–	–	–	–	–	–
Manu Bharath Khareedhi, Director (2)	2023	–	–	–	–	–	–	–	–
	2022	–	–	–	–	–	–	–	–
	2021	–	–	–	–	–	–	–	–
Shrutin Ashok Ulman, Director (3)	2023	–	–	–	–	–	–	–	–
	2022	–	–	–	–	–	–	–	–
	2021	–	–	–	–	–	–	–	–

(1) On May 23, 2023, the Company entered into an Executive Employment Agreement with Mr. Kulkarni whereby Mr. Kulkarni agreed to serve as the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, and as Chairman of the Company’s Board of Directors. The Employment Agreement became effective as of June 1, 2023, (the “Effective Date”) and has a term that expires on May 31, 2024. Under the terms of the Employment Agreement, the Company shall compensate Mr. Kulkarni: (i) a base salary of $90,000 per year, payable at a rate of $7,500 per month during, which shall accrue and become due and payable as soon as reasonably practicable following the Effective Date; (ii) issue 29,500,000 restricted shares of the Company’s common stock valued at $0.001 per share; and, (iii) issue 500,000 restricted shares of the Company’s Series B Preferred Stock valued at $0.001 per share.

(2) On June 7, 2023, Manu Bharath Khareedhi was appointed to the Company’s board of directors as an independent director. Mr. Bharath did not receive any compensation in 2023 and will be compensated $1,500 per every in-person meeting of the board of directors.

(3) On June 7, 2023, Shrutin Ashok Ulman was appointed to the Company’s board of directors as an independent director. Mr. Ulman did not receive any compensation in 2023 and will be compensated $1,500 per every in-person meeting of the board of directors.

37

Summary of Compensation

Stock Option Grants

We have not granted any stock options to our executive officer since our incorporation.

Employment Agreements

On May 23, 2023, the Company entered into an Executive Employment Agreement (the “Employment Agreement”) with Mr. Kulkarni whereby the Mr. Kulkarni has agreed to serve as the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, and as Chairman of the Company’s Board of Directors. The Employment Agreement is effective as of June 1, 2023, (the “Effective Date”) and has a term that expires on May 31, 2024 (the “Term). Under the terms of the Employment Agreement, Executive will to receive a base salary of $90,000 per year, payable at a rate of $7,500 per month during the Term. In connection with the Executive entering into the Employment Agreement, the Board of Directors of the Company has approved the following equity awards: (i) the Company shall issue to Executive 29,500,000 restricted shares of the Company’s common stock; and, (ii) the Company shall issue to Executive 500,000 restricted shares of the Company’s Series B Preferred Stock.

Director Compensation

Our Board of Directors does not currently receive any consideration for their services as members of the Board of Directors. The Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock-based consideration for their services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole determination. Our Board of Directors reserves the right to pay our executives or any future executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long- term stock-based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officer and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award our executives and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award.

38

RECENT SHARE ISSUANCES & REASON FOR ISSUANCE

The following table sets forth, in chronological order, all offerings and issuances of securities, including debt convertible into equity securities, whether private or public, and all shares, or any other securities or options to acquire such securities, issued for services for the past 2 years:

Date of ransaction	Transaction type (e.g., new issuance, cancellation, shares returned to treasury)	Number of Shares Issued (or cancelled)	Class of Securities	Value of shares issued ($/per share) at Issuance	Were the shares issued at a discount to market price at the time of issuance? (Yes/No)	Individual/ Entity Shares were issued to. *You must disclose the control person(s) for any entities listed.	Reason for share issuance (e.g. for cash or debt conversion) -OR- Nature of Services Provided	Restricted or Unrestricted as of this filing.	Exemption or Registration Type.
02/22/2023	New Issuance	1,500,000	Common	$0.001	No	Naveen Krishna Rao Kulkarni 15656 Bernardo Center Dr San Diego, CA 92127	Asset Purchase Agreement	Restricted	4(a)(2)
03/16/2023	New Issuance	1,900	Common	$0.001	No	2152896 Alberta Ltd 15826-111 Avenue Edmonton AB T5N 2Y6 Canada Beneficial Owner: Dale Shirley	Services Rendered	Restricted	4(a)(2)
05/25/2023	New Issuance	500,000	Series B Preferred	$0.001	No	Naveen Krishna Rao Kulkarni 15656 Bernardo Center Dr San Diego, CA 92127	Employment Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Aruna Gopishetty Flat:1412, Ashoka Liviano, Gachobowli, Hyperabad, India 500075	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Gnana Lakshmi Sudha Kousika Flat:1412, Ashoka Liviano, Gachobowli, Hyderabad, India 500075	Development Agreement	Restricted	4(a)(2)

39

6/8/2023	New Issuance	1,000	Common	$0.001	No	Charandeep Gopishetty Flat:1412, Ashoka Liviano, Gachobowli, Hyderabad, India 500075	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Swetha Kongari Kongari Nilayam, Ameerpet, Hyderabad, India ,500018	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Artur Aleksandrovich Sinevich 202-4250 May- wood Street Burn- bay, BC, V5H 2Y3, Canada	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Aleksey Aleksandrovich Kislov 202-4250 May- wood Street Burn- bay, BC, V5H 2Y3 Canada	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Alesya Yurievna Obukhova 202-4250 Maywood Street Burnbay, BC, V5H 2Y3 Canada	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Konstantin Adamovich Letyago 202-4250 May- wood Street Burn- bay, BC, V5H 2Y3 Canada	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Kirill Petrovich Korolkov 202-4250 Maywood Street Burnbay, BC, V5H 2Y3 Canada	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Satyanarayana Gopishetty Flat:1412, Ashoka Liviano, Gachobowli, Hy- derabad, India 500075	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Venkata Radha Krishna Murthy Kousika 3-9-626/5, Pragathi Nagar Colony, LB Na- gar, Hyderabad, India 500068	Development Agreement	Restricted	4(a)(2)

40

6/8/2023	New Issuance	1,000	Common	$0.001	No	Vijayalakshmi Kousika 3-9-626/5, Pragathi Nagar Colony, LB Na- gar, Hyderabad, India 500068	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Sujatha Chintala 3-9-626/5, Pragathi Nagar Colony, LB Na- gar, Hyderabad, India 500068	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Vishwa Teja Madugula Teja Nilayam, Hasthinapuram, Hyderabad, India 500070	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Karunanidhi Madugula Teja Nilayam, Hasthinapuram, Hyderabad, India 500070	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Vanaja Madugula Teja Nilayam, Hasthinapuram, Hyderabad, India 500070	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Muralidhar Madugula Teja Nilayam, Hasthinapuram, Hyderabad, India 500070	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Madhavi Madugula Teja Nilayam, Hasthinapuram, Hyderabad, India 500070	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Andrey Aleksandrovich Gorodnik 202-4250 Maywood Street Burnbay, BC, V5H 2Y3 Canada	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Valentin Sergeevich Borodavko 202-4250 Maywood Street Burnbay, BC, V5H 2Y3 Canada	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Pavel Aleksandrovich Budvis 202-4250 Maywood Street Burnbay, BC, V5H 2Y3 Canada	Development Agreement	Restricted	4(a)(2)

41

6/8/2023	New Issuance	1,000	Common	$0.001	No	Egor Vsevolodovich Filipenko 202-4250 Maywood Street Burnbay, BC, V5H 2Y3 Canada	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Gnana Vishwank Teja Nilayam, Hasthinapuram, Hyderabad, India 500070	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Narshimulu Madugula Teja Nilayam, Hasthinapuram, Hyderabad, India 500070	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	$0.001	No	Anasuya Madugula Teja Nilayam, Hasthinapuram, Hyderabad, India 500070	Development Agreement	Restricted	4(a)(2)
8/3/2023	New Issuance	1,600,000	Common	$0.001	No	Krisper Eternity S.A.DE C.V. Constituyentes 187 B Col Ley 57 Hermosillo, So- nora Mexico Beneficial Owner: Maria del Rosario Leyva Meneses	Debt Conversion	Restricted	4(a)(2)
8/3/2023	New Issuance	1,600,000	Common	$0.001	No	Distribucion Hergomex, S.A. DE C.V. AV Ejercito Nacional 505 Oficina 1004-A Col. Granada, Miguel Hidalgo, Cuidad de Mexico 11520 Mexico Beneficial Owner: Cesar Alan Jimenez Gonzalez	Debt Conversion	Restricted	4(a)(2)

* On January 16, 2024, FINRA made the 1-for-250 Reverse Split effective. As of that date, the reverse stock split resulted in our issued and outstanding shares being decreased from 299,198,575 shares of common stock to 1,196,824 shares of common stock. All references to shares issuances or share amounts throughout this Report account for the 1-for-250 reverse stock split (excluding narrative related to past corporate events).

Transactions with Related Persons, Promoters, Certain Control Persons & Director Independence

Other than the issuance of shares to our current Sole-Officer, we do not have any transactions with related persons to report.

42

Changes in and Disagreements with Accountants

on

Accounting & Financial Disclosure

There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

Interests of Named Experts and Counsel

No expert or counsel named in this Offering Circular as having prepared or certified any part of this Offering Circular or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Jonathan D. Leinwand, P.A., will pass on the validity of the Shares being offered pursuant to this Offering Circular.

DESCRIPTION OF SHARES

We have an aggregate total of 900,000,000 shares of authorized capital stock, consisting of 750,000,000 shares of Common Stock, par value $0.00001 (“Common Stock”) and 150,000,000 shares of authorized preferred stock, par value $0.00001 (“Preferred Stock”), of which 10,000,000 shares as Series A Preferred Shares (“Series A Preferred Shares”) and 10,000,000 shares as Series B Preferred Shares (“Series B Preferred Shares”). As of the date hereof we have 34,777,050 shares of Common Stock issued and outstanding, ZERO shares of Series A Preferred Stock issued and outstanding, and 500,000 shares of Series B Preferred Stock issued and outstanding.

Through this offering we will offer a total of 60,000,000 shares and we will endeavor to sell all 60,000,000 shares of common stock after this Offering Circular is qualified. The price at which we, the Company, offer these shares is at a fixed price of $0.01 per share for the duration of the Offering. There is no arrangement to address the possible effect of the offering on the price of the stock. We will receive all proceeds from the sale of our common stock.

Publicly Quoted or Traded Securities: Common Stock

Trading symbol:	QTZM
Exact title and class of securities outstanding:	Common Stock
CUSIP:	75955E205
Par or stated value:	$0.00001
Total shares authorized:	750,000,000	as of January 31, 2024
Total shares outstanding:	34,777,050	as of January 31, 2024
Total number of shareholders of record:	61	as of January 31, 2024

The goal of this section is to provide a clear understanding of the share information for its other classes of authorized or outstanding equity securities (e.g., preferred shares that do not have a trading symbol). Use the fields below to provide the information, as applicable, for all other authorized or outstanding equity securities.

Exact title and class of the security: Series A Preferred Stock

CUSIP (if applicable):	N/A
Par or stated value:	$0.00001
Total shares authorized:	10,000,000	as of January 31, 2024
Total shares outstanding:	0	as of January 31, 2024
Total number of shareholders of record:	0	as of January 31, 2024

Exact title and class of the security: Series B Preferred Stock

CUSIP (if applicable):	N/A
Par or stated value:	$0.00001
Total shares authorized:	10,000,000	as of January 31, 2024
Total shares outstanding:	500,000	as of January 31, 2024
Total number of shareholders of record:	1	as of January 31, 2024

43

On February 21, 2023, the Company filed a Certificate of Amendment together with Amended & Restated Articles of Incorporation with the Secretary of State of the State of Nevada increasing the Company’s authorized shares of common stock from 75,000,000 to 900,000,000, consisting of 750,000,000 shares of Common Stock, par value $0.00001 and 150,000,000 shares of authorized but undesignated preferred stock, par value $0.00001.

Security Description:

•	Common Stock:

The common stock votes one vote per share on all matters brought before the shareholders of the company, including the election of directors. Shareholders are entitled to dividends if and when declared by the board of directors of the company. The common stock of the company does not have preemption rights.

•	Preferred Stock:

On May 24, 2023, the Company filed a Certificate of Designation (“Certificate of Designation”) with the Secretary of State of the State of Nevada that provided for the creation of Series A Preferred Stock and Series B Preferred Stock from the previously authorized but undesignated shares of the Company’s preferred stock.

The Company’s Certificate of Designation, designates 10,000,000 shares as Series A Preferred Shares the designations, powers, preferences, rights, and restrictions granted or imposed upon the Series A Preferred Shares and holders thereof are as follows:

•	Series A Preferred Stock ranks senior to all other classes of stock;
•	Series A Preferred Stock is convertible at a ratio of 1:10; and,
•	Series A Preferred Stock votes by multiplying the number of shares of Series A Preferred Stock held by such holder by 100.

Additionally, the Company’s Certificate of Designation, designates 10,000,000 shares as  Series B Preferred Shares the designations, powers, preferences, rights, and restrictions granted or imposed upon the Series B Preferred Shares and holders thereof are as follows:

•	Series B Preferred Stock ranks junior to all other classes of Preferred Stock;
•	Series B Preferred Stock is convertible at a ratio of 1:50, and,
•	Series B Preferred Stock votes by multiplying the number of shares of Series B Preferred Stock held by such holder by 500.

The Series A and Series B Preferred Stock carry other rights preferences and privileges customary with series of preferred stock of this nature.

On February 20, 2024, the Company filed an Amended and Restated Certificate of Designation of Quantumzyme Corp. Establishing the Designations, Preferences, Rights, and Limitations of its Class A Preferred Shares and Class B Preferred Shares (“Corrected Designation”) with the Nevada Secretary of State’s office for the sole purpose of correcting typographical errors in the original Certificate of Designation of Quantumzyme Corp. establishing the Designations, Preferences, Rights, and Limitations of its Class A Preferred Shares and Class B Preferred Shares, which was previously filed with the Nevada Secretary of State’s office on May 24, 2023 (the “Original Designation”). The Corrected Designation corrects prior wording in the designation of the Series B Preferred Stock that inadvertently referred to the Series B Preferred Stock as Series A Preferred Stock, additionally, the Section numbering in the Original Certificate was corrected. Other that the foregoing, there were no changes, material or otherwise, to the right, preferences, privileges, or limitation of either the Class A Preferred Shares or Class B Preferred Shares.

44

Options and Warrants

None.

Convertible Notes

None.

Dividend Policy

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent

The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer Co. Inc.

45

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As the Shares immediately following this Offering will likely be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Shares in the secondary market.

Indemnification

The Corporation shall indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation also shall indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person’s estate and personal representative, to the extent and in the manner provided in any by law, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

Limitation of Director Liability

Nevada law currently provides that our directors will not be personally liable to our Company or our stockholders for monetary damages for any act or omission as a director other than in the following circumstances:

•	the director breaches his fiduciary duty to our Company, or our stockholders and this breach involves intentional misconduct, fraud, or a knowing violation of law; or
•	our Company makes an unlawful payment of a dividend or unlawful stock purchases, redemptions, or other distributions.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. Nevada law allows the articles of incorporation of a corporation to provide for greater liability of the corporation’s directors. Our Articles of Incorporation do not provide for such expanded liability.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Meetings of Shareholders

Meetings of shareholders shall be held at such time and place as provided in the Bylaws of the Corporation. At all meetings of the shareholders, one-third of all votes entitled to be cast at the meeting shall constitute a quorum.

No Cumulative Voting

There shall be no cumulative voting for the election of directors.

Action by Shareholders

Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a written consent (or counterparts thereof) that sets forth the action so taken is signed by the shareholders having the minimum number of votes necessary to authorize or take such action at a meeting at which all of the Shares entitled to vote thereon were present and voted.

46

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of our Common Stock then outstanding; or
•	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Ability to Void a Sale of Shares

We have the right to void a sale of Shares in the Offering and compel an investor to return them to us, if we have reason to believe that such investor acquired the Shares as a result of a misrepresentation, including with respect to such shareholder’s representation that it is a “qualified purchaser” or an “accredited investor” as defined pursuant to Regulation A or Regulation D promulgated under the Securities Act, respectively, or if the investor or the sale to the investor is otherwise in breach of the requirements set forth in our Articles of incorporation, as amended, or bylaws, copies of which are exhibits to the Offering Statement in which this Offering Statement has been filed with the SEC.

Rights as a Stockholder

Except as otherwise provided in the Shares or by virtue of such holder’s ownership of Shares of Common Shares, the holder of a Share does not have the rights or privileges of a holder of Common Shares, including any voting rights.

Governing Law

The Shares are governed by and construed in accordance with the laws of the State of Nevada. The foregoing is a brief summary of certain terms and conditions of the Shares to be issued in connection with this Offering and subject in all respects to the provisions contained in the Shares.

No Independent Counsel

Jonathan D. Leinwand, P.A. (“Counsel”) represent the Company and its affiliates from time-to-time in a variety of matters. Counsel does not represent any of the Investors in connection with the Company. Counsel represents the Company and its affiliates, including with respect to the Company’s role in relation to the Company.

By acquiring Shares in the Company, each Investor will be deemed to have waived any conflict and agreed that Counsel may act for the Company, affiliates of the Company or any or all of them in matters adverse to such Investor and/or the Company.

47

TRANSFER AGENT

Our transfer agent is Olde Monmouth Stock Transfer Co., with an address at 200 Memorial Parkway Atlantic Highway, NJ 07716; Phone: (732) 872-2727; Email: transferagent@oldemonmouth.com.

Olde Monmouth Stock Transfer Co. is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

VALIDITY OF COMMON STOCK

The validity of the securities offered hereby will be passed upon by Jonathan D. Leinwand, P.A.

REPORTS

As a Tier 1, Regulation A filer, we are not required to file reports as prescribed by Regulation A+ of the Securities Act of 1933.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon by Jonathan D. Leinwand, P.A.

AVAILABLE INFORMATION

We have filed with the SEC an offering circular on Form 1-A under the Securities Act with respect to the Shares offered hereby. This offering circular, which constitutes part of the offering circular, does not contain all of the information set forth in the offering circular and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our Shares and our Company, please review the offering circular, including exhibits, schedules and reports filed as a part thereof. Statements in this offering circular as to the contents of any contract or other document filed as an exhibit to the offering circular, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the offering circular, each such statement being qualified in all respects by such reference.

A copy of the offering circular and the exhibits and schedules that were filed with the offering circular may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the offering circular may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

48

QUANTUMZYME CORP.

Financial Statements

49

QUANTUMZYME CORP.

(FORMERLY RELIANT SERVICES, INC.)

BALANCE SHEETS

ASSETS	January 31, 2024	July 31, 2023
Cash	-	-
Total current assets	-	-
Intangible assets	5,000,000	5,000,000
Total assets	5,000,000	5,000,000
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued expenses	29,847	21,288
Due to related parties	9,912	9,912
Notes payable	130,949	66,029
Total current liabilities	170,708	97,229
Total liabilities	170,708	97,229
Commitments and Contingencies (See note 6)	-	-
Preferred Shares 130,000,000 authorized shares, par value $0.00001 0 shares issued and outstanding as of January 31, 2024 and July 31, 2023, respectively	-	-
Series A Preferred Shares 10,000,000 authorized shares, par value $0.00001 0 shares issued and outstanding as of January 31, 2024 and July 31, 2023, respectively	-	-
Series B Preferred Shares 10,000,000 authorized shares, par value $0.00001 500 shares issued and outstanding as of January 31, 2024 and July 31, 2023, respectively	5	5
Common Shares 750,000,000 authorized shares, par value $0.00001; 34,777,050 and 31,577,050 shares issued and outstanding as of January 31, 2024 and July 31, 2023 , respectively	347	315
Additional paid-in capital	5,099,448	5,096,280
Stock payable	-	3,200
Accumulated deficit	(270,508)	(197,029)
Total stockholders' deficit	4,829,292	4,902,771
Total liabilities and stockholders' deficit	5,000,000	5,000,000

The accompanying notes are an integral part of these consolidated financial statements.

No assurance provided

50

QUANTUMZYME CORP.

(FORMERLY RELIANT SERVICES, INC.)

STATEMENTS OF OPERATIONS

	For the three months ended		For the six months ended
	January 31		January 31
	2024	2023	2023	2024
Sales	$-	$-	$-	$-
Operating expenses
General and administrative	2,405	300	22,405	600
Professional fees	221	-	43,721	-
Total operating expenses	2,626	300	66,126	600
Loss from operations	(2,626)	(300)	(66,126)	(600)
Other expense
Interest expense	(3,355)	(248)	(7,353)	(496)
Total other expenses	(3,355)	(248)	(7,353)	(496)
Net loss before tax provision	(5,981)	(548)	(73,479)	(1,096)
Tax provision	-	-	-	-
Net loss	$(5,981)	$(548)	$(73,479)	$(1,096)
Net loss per common share: basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted average common shares outstanding - basic and diluted	34,672,702	550,150	34,750,820	550,150

The accompanying notes are an integral part of these consolidated financial statements.

No assurance provided

51

QUANTUMZYME CORP.

(FORMERLY RELIANT SERVICES, INC.)

STATEMENT OF STOCKHOLDERS' DEFICIT

	Series B Preferred Shares	Par Value	Common Shares	Par Value	Paid-In Capital	Stock Payable	Accumulated Deficit	Stockholders' Deficit

Balance, July 31, 2023	500	5	31,577,050	315	5,096,280	3,200	(197,029)	4,902,771
Share to be issued for settlement of notes payable	-	-	3,200,000	32	3,168	(3,200)	-	-
Net Loss	-	-	-	-	-	-	(67,498)	(67,498)
Balance, October 31, 2023	500	5	34,777,050	347	5,099,448	-	(264,527)	4,835,273
Net Loss	-	-	-	-	-	-	(5,981)	(5,981)
Balance, January 31, 2024	500	5	34,777,050	347	5,099,448	-	(270,508)	4,829,292

Balance, July 31, 2022	-	-	550,150	55	96,245	-	(126,150)	(29,850)
Net Loss	-	-	-	-	-	-	(548)	(548)
Balance, October 31, 2022	-	-	550,150	55	96,245	-	(126,698)	(30,398)
Net Loss	-	-	-	-	-	-	(548)	(548)
Balance, January 31, 2023	-	-	550,150	55	96,245	-	(127,246)	(30,946)

The accompanying notes are an integral part of these consolidated financial statements.

No assurance provided

52

QUANTUMZYME CORP.

(FORMERLY RELIANT SERVICES, INC.)

STATEMENTS OF CASHFLOWS

	For the six months ended
	January 31, 2024	January 31, 2023
Cash Flows from Operating Activities
Net loss	$(73,479)	$(1,096)
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in assets and liabilities
Accounts payable	8,559	1,096
Net cash from operating activities	(64,920)	-
Cash Flows from Financing Activities
Proceeds from notes payable	64,920	-
Net cash from financing activities	64,920	-
Net decrease in cash	-	-
Cash, beginning of period	-	-
Cash, end of period	$-	$-
Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

No assurance provided

53

QUANTUMZYME CORP

(FORMERLY RELIANT SERVICES, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 31, 2024

NOTE 1 – NATURE OF BUSINESS AND OPERATIONS

Organization

Quantumzyme Corp. (formally Reliant Service Inc.) (the “Company”) was incorporated in the state of Nevada on March 20, 2015. The company develops marketing channels to distribute office equipment to the wholesale market in the United States. Our functional currency is the US Dollar and all the references to currency in the financial statements are in US Dollars.

On February 8, 2023, Ms. Sandra (Demeria) Brossart (“Brossart”) resigned as the sole-officer and director of the Company, and Mr. Naveen Krishna Rao Kulkarni (“Kulkarni”) was appointed as sole-officer and director in her place. Thereafter, on February 21, 2023, the Company entered into that certain Asset Purchase Agreement (“Purchase Agreement”), between the Company and Quantumzyme Inc., a Delaware corporation, (“Quantumzyme”) and Kulkarni, the sole- officer, director, and shareholder of Quantumzyme (collectively, Quantumzyme and Mr. Kulkarni are hereinafter referred to as the “Seller”) pursuant to which the Company acquired various assets from the Seller, such assets are applied to and used in the “Enzyme Catalyst” biotransformation sector. In exchange for the Acquired Assets, the Company issued Mr. Kulkarni One Hundred Fifty Million (1,500,000) restricted shares of the Company’s common stock (Post split), representing approximately Seventy-Three (73%) percent of the Company’s issued and outstanding shares.

On March 31, 2023, the Company changed its name to Quantumzyme Corp.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in US dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. During the six months ended January 31, 2024, the Company incurred net losses of $73,479 ,accumulated deficits of $270,508, and used cash in operations in the amount of $64,920. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

We are entirely dependent on our ability to attract and receive funding from either the sale of securities or outside sources such as private investment or a strategic partner. We currently have no firm agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future will restrict our ability to grow and reduce our ability to continue to conduct business operations. Our failure to raise additional funds will adversely affect our business, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans. Any additional equity financing may involve substantial dilution to our then existing stockholders.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

54

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Stock-based compensation

The Company follows ASC 718-10, “Stock Compensation”, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 is a revision to SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized.

Concentration of Credit Risk

The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains all of its cash balances with two financial institutions in the form of demand deposits.

Loss per Share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Revenue Recognition

The Company recognizes revenue from its contracts with customers in accordance with ASC 606 – Revenue from Contracts with Customers. The Company recognizes revenues when satisfying the performance obligation of the associated contract that reflects the consideration expected to be received based on the terms of the contract.

Revenue related to contracts with customers is evaluated utilizing the following steps: (i) Identify the contract, or contracts, with a customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to the performance obligations in the contract; (v) Recognize revenue when the Company satisfies a performance obligation.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

55

Fair Value of Financial Instruments

The Company measures fair value in accordance with ASC 820 - Fair Value Measurements. ASC 820 defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurements. ASC 820 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 - Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date

The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the Company’s financial instruments that could have been realized as of January 31, 2024 and July 31, 2023 or that will be recognized in the future, and do not include expenses that could be incurred in an actual settlement. The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, receivables from related parties, prepaid expenses and other, accounts payable, accrued liabilities, and related party and third-party notes payables approximate fair value due to their relatively short maturities. The Company’s notes payable approximates the fair value of such instrument based upon management’s best estimate of terms that would be available to the Company for similar financial arrangements at January 31, 2024 and July 31, 2023.

Financial assets and liabilities measured at fair value on a recurring basis are summarized below as of January 31, 2024:

	Level 1	Level 2	Level 3	Total
Liabilities	$-	$-	$-	$-

56

Financial assets and liabilities measured at fair value on a recurring basis are summarized below as of July 31, 2023:

	Level 1	Level 2	Level 3	Total
Liabilities	$-	$-	$-	$-

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, ASC Subtopic 470-20 “Debt—Debt with “Conversion and Other Options” and ASC subtopic 815-40 “Hedging—Contracts in Entity’s Own Equity”. The standard reduced the number of accounting models for convertible debt instruments and convertible preferred stock. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting; and, (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years.

Management has considered all recent accounting pronouncements issued. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

NOTE 4 –PROMISSORY NOTES

Promissory notes payable as of January 31, 2024 and July 31, 2023 consists of the following:

	January 31, 2024	July 31, 2023
Dated June 14, 2021	$6,000	$6,000
Dated July 20, 2021	642	642
Dated February 10, 2023	15,300	15,300
Dated February 10, 2023	12,750	12,750
Dated March 14, 2023	6,161	6,161
Dated April 28, 2023	7,803	7,803
Dated April 28, 2023	8,077	8,077
Dated May 4, 2023	5,904	5,904
Dated July 31, 2023	3,392	3,392
Dated September 8, 2023	2,000	-
Dated September 11, 2023	2,500	-
Dated September 13, 2023	6,000	-
Dated September 20, 2023	2,000	-
Dated September 29, 2023	20,000	-
Dated October 11, 2023	25,000	-
Dated October 16, 2023	6,000	-
January 31, 2024	1,420
Total notes payable	$130,949	$66,029

57

During the six months ended January 31, 2024, the Company issued various promissory notes amounting to $64,920 for general operating purposes. The notes carry a 10% interest rate and are due upon 10 days written notice.

On June 14, 2021, the Company issued a promissory note for proceeds of $6,000. The note is due on demand and accrues interest at 10% per annum. On July 17, 2023, the note holder sold and assigned $3,200 of the balance to two unrelated parties. On July 25, 2023, the new note holders settled the combined balance of $3,200 for the issue of 3,200,000 shares of common stock valued at $3,200.

During the six months ended January 31, 2024 and 2022, the Company recorded interest expense of $7,531 and $496, respectively.

NOTE 5 – ASSET PURCHASE AGREEMENT

On February 21, 2023, the Company entered into an Asset Purchase Agreement pursuant to which the Company acquired various proprietary assets and intellectual property for 1,500,000 restricted shares of common stock(Post split) valued at $5,000,000.

The Company evaluated the Asset Purchase Agreement in accordance with ASC 805 – Business Combinations which notes the threshold requirements of a business combination that includes the expanded definition of a “business” and defines elements that are to be present to be determined whether an acquisition of a business occurred. No “activities” of the acquiree were acquired. Instead, the Company obtained control of a set of inputs (the acquired assets). Thus, the Company determined agreement is an acquisition of assets, not an acquisition of a business in accordance with ASC 805. The total purchase price of $5,000,000 in connection with the assets acquired is included in intangible assets on the Balance Sheet.

NOTE 6 – RELATED PARTY TRANSACTIONS

As of January 31, 2024 and July 31, 2023, the amount due to related parties was $9,912 and $9,912, respectively. Amounts due to related parties are non-interest bearing and due on demand.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Management is currently not aware of any such legal proceedings or claims that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, or operating results.

58

NOTE 9 – STOCKHOLDERS’ EQUITY

The Company’s authorized common stock consists of 750,000,000 shares with par value of $0.00001. As of January 31, 2024 and July 31, 2023, the Company had 34,777,050 and 31,577,050 shares of common stock issued and outstanding.

On February 21, 2023, the Company filed a Certificate of Amendment together with Amended & Restated Articles of Incorporation with the Secretary of State of the State of Nevada increasing the Company’s authorized shares of common stock from 75,000,000 to 900,000,000, consisting of 750,000,000 shares of Common Stock, par value $0.00001 and 150,000,000 shares of authorized but undesignated preferred stock, par value $0.00001.

On March 31, 2023, the Company’s Board of Directors approved a 1 to 100 reverse stock split as of the record date of March 31, 2023. As of the date of filing the reverse stock split has not been approved by FINRA. The financial statements have been retroactively restated to show the effect of the stock split.

On May 24, 2023, the Company filed a Certificate of Designation (“Certificate of Designation”) with the Secretary of State of the State of Nevada that provided for the creation of Series A Preferred Stock and Series B Preferred Stock from the previously authorized but undesignated shares of the Company’s preferred stock.

The Company’s Certificate of Designation designates 10,000,000 shares as Series A Preferred Shares the designations, powers, preferences, rights, and restrictions granted or imposed upon the Series A Preferred Shares and holders thereof are as follows:

(i)	Series A Preferred Stock ranks senior to all other classes of stock;
(ii)	(ii) Series A Preferred Stock is convertible at a ratio of 1:10; and,
(iii)	(iii) Series A Preferred Stock votes by multiplying the number of shares of Series A Preferred Stock held by such holder by 100.

Additionally, the Company’s Certificate of Designation, designates 10,000,000 shares as Series B Preferred Shares the designations, powers, preferences, rights, and restrictions granted or imposed upon the Series B Preferred Shares and holders thereof are as follows:

(i)	Series B Preferred Stock ranks junior to all other classes of Preferred Stock;
(ii)	Series B Preferred Stock is convertible at a ratio of 1:50, and,
(iii)	Series B Preferred Stock votes by multiplying the number of shares of Series B Preferred Stock held by such holder by 500.

During the six months ended January 31, 2024, the Company issued 3,200,000 shares of common valued at $3,200 (Post split) to partially settle a certain note payable (See Note 4).

NOTE 10 – SUBSEQUENT EVENTS

In accordance with ASC Topic 855-10, the Company has analyzed its operations subsequent to January 31, 2024 to the date these financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements.

59

QUANTUMZYME CORP.

(FORMERLY RELIANT SERVICES, INC.)

UNAUDITED BALANCE SHEETS

	July 31, 2023	July 31, 2022
ASSETS
Cash	-	-
Total current assets	-	-
Intangible assets	5,000,000	-
Total assets	5,000,000	-
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued expenses	21,288	10,096
Due to related parties	9,912	9,912
Notes payable	66,029	9,842
Total current liabilities	97,229	29,850
Total liabilities	97,229	29,850
Commitments and Contingencies (See note 6)	-	-
Preferred Shares 130,000,000 authorized shares, par value $0.00001 0 shares issued and outstanding as of July 31, 2023 and 2022, respectively	-	-
Series A Preferred Shares 10,000,000 authorized shares, par value $0.00001 0 shares issued and outstanding as of July 31, 2023 and 2022, respectively	-	-
Series B Preferred Shares 10,000,000 authorized shares, par value $0.00001 0 shares issued and outstanding as of July 31, 2023 and 2022, respectively	5	-
Common Shares 750,000,000 authorized shares, par value $0.00001 2,052,050 and 550,015 shares issued and outstanding as of July 31, 2023 and 2022, respectively	315	5
Additional paid-in capital	5,096,280	96,295
Stock payable	3,200
Accumulated deficit	(197,029)	(126,150)
Total stockholders' deficit	4,902,771	(29,850)

Total liabilities and stockholders' deficit	5,000,000	-

The accompanying notes are an integral part of these consolidated financial statements.

60

QUANTUMZYME CORP.

(FORMERLY RELIANT SERVICES, INC.)

UNAUDITED STATEMENTS OF OPERATIONS

	For the year ended July 31
	2023
Sales	$-	$-
Operating expenses
General and administrative	18,380	2,325
Professional fees	49,557	2,962
Total operating expenses	67,937	5,287
Loss from operations	(67,937)	(5,287)
Other expense
Interest expense	(2,942)	(984)
Total other expenses	(2,942)	(984)
Net loss before tax provision	(70,879)	(6,271)
Tax provision	-	-
Net loss	$(70,879)	$(6,271)
Net loss per common share: basic and diluted	$(0.08)	$(0.01)
Weighted average common shares outstanding - basic and diluted	918,595	550,150

The accompanying notes are an integral part of these consolidated financial statements.

61

QUANTUMZYME CORP.

(FORMERLY RELIANT SERVICES, INC.)

UNAUDITED STATEMENT OF STOCKHOLDERS' DEFICIT

	Series B
	Preferred	Par	Common		Paid-In	Stock	Accumulated	Stockholders'
	Shares	Value	Shares	Par Value	Capital	Payable	Deficit	Deficit
Balance, July 31, 2021	-	$-	550,150	$5	$96,295	$-	$(119,879)	$(23,579)
Net Loss	-	-	-	-	-	-	(6,271)	(6,271)
Balance, July 31, 2022	-	-	550,150	5	96,295	-	(126,150)	(29,850)
Shares issued for asset purchase agreement	-	-	1,500,000	15	4,999,985	-	-	5,000,000
Shares issued for services	500	5	29,526,900	295	-	-	-	300
Share to be issued for settlement of notes payable	-	-	-	-	-	3,200	-	3,200
Net Loss	-	-	-	-	-	-	(70,879)	(70,879)
Balance, July 31, 2023	500	5	31,577,050	315	5,096,280		(197,029)	4,902,771

The accompanying notes are an integral part of these consolidated financial statements.

62

QUANTUMZYME CORP.

(FORMERLY RELIANT SERVICES, INC.)

UNAUDITED STATEMENTS OF CASHFLOWS

	For the years ended
	July 31, 2023	July 31, 2022
Cash Flows from Operating Activities
Net loss	$(70,879)	$(6,271)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Stock based compensation	300	-
Changes in assets and liabilities	11,192	1,484
Accounts payable
Due to related party	-	4,787
Net cash from operating activities	(59,387)	-
Cash Flows from Financing Activities Proceeds from notes payable	59,387	-
Net cash from financing activities	59,387	-
Net decrease in cash	-	-
Cash, beginning of period	-	-
Cash, end of period	$-	$-
Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-
SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Shares issued for asset purchase agreement	$5,000,000	$-
Share to be issued for settlement of notes pa	$3,200	$-

The accompanying notes are an integral part of these consolidated financial statements.

63

QUANTUMZYME CORP

(FORMERLY RELIANT SERVICES, INC.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

July 31, 2023 and 2022

NOTE 1 – NATURE OF BUSINESS AND OPERATIONS

Organization

Quantumzyme Corp. (FORMERLY Reliant Service Inc.) (the “Company”) was incorporated in the state of Nevada on March 20, 2015. The company develops marketing channels to distribute office equipment to the wholesale market in the United States. Our functional currency is the US Dollar and all the references to currency in the financial statements are in US Dollars.

On February 8, 2023, Ms. Sandra (Demeria) Brossart (“Brossart”) resigned as the sole-officer and director of the Company, and Mr. Naveen Krishna Rao Kulkarni (“Kulkarni”) was appointed as sole-officer and director in her place. Thereafter, on February 21, 2023, the Company entered into that certain Asset Purchase Agreement (“Purchase Agreement”), between the Company and Quantumzyme Inc., a Delaware corporation, (“Quantumzyme”) and Kulkarni, the sole- officer, director, and shareholder of Quantumzyme (collectively, Quantumzyme and Mr. Kulkarni are hereinafter referred to as the “Seller”) pursuant to which the Company acquired various assets from the Seller, such assets are applied to and used in the “Enzyme Catalyst” biotransformation sector. In exchange for the Acquired Assets, the Company issued Mr. Kulkarni One Hundred Fifty Million (1,500,000) restricted shares of the Company’s common stock (Post split), representing approximately Seventy-Three (73%) percent of the Company’s issued and outstanding shares.

On March 31, 2023, the Company changed its name to Quantumzyme Corp.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in US dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. During the year ended July 31, 2023, the Company incurred net losses of $70,879 accumulated deficits of $197,029, and used cash in operations in the amount of $59,387. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

We are entirely dependent on our ability to attract and receive funding from either the sale of securities or outside sources such as private investment or a strategic partner. We currently have no firm agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future will restrict our ability to grow and reduce our ability to continue to conduct business operations. Our failure to raise additional funds will adversely affect our business, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans. Any additional equity financing may involve substantial dilution to our then existing stockholders.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

64

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Stock-based compensation

The Company records stock-based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expenses related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with ASC 718-10 and the conclusions reached by the ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by ASC 505-50

Concentration of Credit Risk

The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains all of its cash balances with two financial institutions in the form of demand deposits.

Loss per Share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Revenue Recognition

The Company recognizes revenue from its contracts with customers in accordance with ASC 606 – Revenue from Contracts with Customers. The Company recognizes revenues when satisfying the performance obligation of the associated contract that reflects the consideration expected to be received based on the terms of the contract.

Revenue related to contracts with customers is evaluated utilizing the following steps: (i) Identify the contract, or contracts, with a customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to the performance obligations in the contract; (v) Recognize revenue when the Company satisfies a performance obligation.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

65

Fair Value of Financial Instruments

The Company measures fair value in accordance with ASC 820 - Fair Value Measurements. ASC 820 defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurements. ASC 820 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 - Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date

The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the Company’s financial instruments that could have been realized as of July 31, 2023 and 2022 or that will be recognized in the future, and do not include expenses that could be incurred in an actual settlement. The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, receivables from related parties, prepaid expenses and other, accounts payable, accrued liabilities, and related party and third-party notes payables approximate fair value due to their relatively short maturities. The Company’s notes payable approximates the fair value of such instrument based upon management’s best estimate of terms that would be available to the Company for similar financial arrangements at July 31, 2023 and 2022.

Financial assets and liabilities measured at fair value on a recurring basis are summarized below as of July 31, 2023:

	Level 1	Level 2	Level 3	Total
Liabilities	$-	$-	$-	$-

66

Financial assets and liabilities measured at fair value on a recurring basis are summarized below as of July 31, 2022:

	Level 1	Level 2	Level 3	Total
Liabilities	$-	$-	$-	$-

Financial assets and liabilities measured at fair value on a recurring basis are summarized below as of July 31, 2022:

	Level 1	Level 2	Level 3	Total
Liabilities	$-	$-	$-	$-

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, ASC Subtopic 470-20 “Debt—Debt with “Conversion and Other Options” and ASC subtopic 815-40 “Hedging—Contracts in Entity’s Own Equity”. The standard reduced the number of accounting models for convertible debt instruments and convertible preferred stock. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting; and, (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years.

Management has considered all recent accounting pronouncements issued. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

NOTE 4 –PROMISSORY NOTES

Promissory notes payable as of July 31, 2023 and 2022 consists of the following:

	July 31, 2023	July 31, 2022
Dated June 14, 2021	$2,800	$6,000
Dated July 20, 2021	3,842	3,842
Dated February 10, 2023	15,300	-
Dated February 10, 2023	12,750	-
Dated March 14, 2023	6,161	-
Dated April 28, 2023	7,803	-
Dated April 28, 2023	8,077	-
Dated May 4, 2023	5,904
Dated July 31, 2023	3,392	-
Total notes payable	$66,029	$9,842

During the year ended July 31, 2023, the Company issued various promissory notes amounting to $59,387 for general operating purposes. The notes carry a 10% interest rate and are due upon 10 days written notice.

On June 14, 2021, the Company issued a promissory note for proceeds of $6,000. The note is due on demand and accrues interest at 10% per annum. On July 17, 2023, the note holder sold and assigned $3,200 of the balance to two unrelated parties. On July 25, 2023, the new note holders settled the combined balance of $3,200 for the issue of 3,200,000 shares of common stock valued at $3,200. As of the date of filing the shares have not been issued and the value is shown as stock payable.

During the years ended July 31, 2023 and 2022, the Company recorded interest expense of $2,622 and $984, respectively.

67

NOTE 5 – ASSET PURCHASE AGREEMENT

On February 21, 2023, the Company entered into an Asset Purchase Agreement pursuant to which the Company acquired various proprietary assets and intellectual property for 1,500,000 restricted shares of common stock(Post split) valued at $5,000,000.

The Company evaluated the Asset Purchase Agreement in accordance with ASC 805 – Business Combinations which notes the threshold requirements of a business combination that includes the expanded definition of a “business” and defines elements that are to be present to be determined whether an acquisition of a business occurred. No “activities” of the acquiree were acquired. Instead, the Company obtained control of a set of inputs (the acquired assets). Thus, the Company determined agreement is an acquisition of assets, not an acquisition of a business in accordance with ASC 805. The total purchase price of $5,000,000 in connection with the assets acquired is included in intangible assets on the Balance Sheet.

NOTE 6 – RELATED PARTY TRANSACTIONS

During the year ended July 31, 2023 and 2022, the Company was advanced $0 and $0 from a related party for payment of operational expenses. The amounts due bears no interest and are due on demand. As of July 31, 2023 and 2022, the amount due to related parties was $9,912 and $9,912, respectively.

NOTE 7 – INCOME TAXES

The Company provides for income taxes under ASC 740, “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

The components of the Company’s deferred tax asset and reconciliation of income taxes computed at the statutory rate to the income tax amount recorded as of July 31, 2023 and 2022, are as follows:

	July 31, 2023	July 31, 2022
Net operating loss carryforward	$(197,029)	$(126,150)
Statutory tax rate	21%	21%
Deferred tax asset	(41,376)	(26,492)
Less: Valuation allowance	41,376	26,492
Net deferred asset	$-	$-

As of July 31, 2022 and 2011, the Company had approximately $197,000 and $126,000 in net operating losses (“NOLs”), respectively that may be available to offset future taxable income. NOLs generated in tax years prior to July 31, 2019 can be carryforward for twenty years, whereas NOLs generated after July 31, 2019 can be carryforward indefinitely. In accordance with Section 382 of the U.S. Internal Revenue Code, the usage of the Company’s net operating loss carry forwards is subject to annual limitations following greater than 50% ownership changes.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Management is currently not aware of any such legal proceedings or claims that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, or operating results.

68

NOTE 9 - STOCKHOLDERS’ EQUITY

The Company’s authorized common stock consists of 750,000,000 shares with par value of $0.00001. As of April 30, 2023 and July 31, 2022, the Company had 2,052,050 and 550,150 shares of common stock (Post split) issued and outstanding.

On February 21, 2023, the Company filed a Certificate of Amendment together with Amended & Restated Articles of Incorporation with the Secretary of State of the State of Nevada increasing the Company’s authorized shares of common stock from 75,000,000 to 900,000,000, consisting of 750,000,000 shares of Common Stock, par value

$0.00001 and 150,000,000 shares of authorized but undesignated preferred stock, par value $0.00001.

On March 31, 2023, the Company’s Board of Directors approved a 1 to 100 reverse stock split as of the record date of March 31, 2023. The financial statements have been retroactively restated to show the effect of the stock split.

On May 24, 2023, the Company filed a Certificate of Designation (“Certificate of Designation”) with the Secretary of State of the State of Nevada that provided for the creation of Series A Preferred Stock and Series B Preferred Stock from the previously authorized but undesignated shares of the Company’s preferred stock.

The Company’s Certificate of Designation designates 10,000,000 shares as Series A Preferred Shares the designations, powers, preferences, rights, and restrictions granted or imposed upon the Series A Preferred Shares and holders thereof are as follows:

(i)	Series A Preferred Stock ranks senior to all other classes of stock;
(ii)	(ii) Series A Preferred Stock is convertible at a ratio of 1:10; and,
(iii)	(iii) Series A Preferred Stock votes by multiplying the number of shares of Series A Preferred Stock held by such holder by 100.

Additionally, the Company’s Certificate of Designation, designates 10,000,000 shares as Series B Preferred Shares the designations, powers, preferences, rights, and restrictions granted or imposed upon the Series B Preferred Shares and holders thereof are as follows:

(i)	Series B Preferred Stock ranks junior to all other classes of Preferred Stock;
(ii)	Series B Preferred Stock is convertible at a ratio of 1:50, and,
(iii)	Series B Preferred Stock votes by multiplying the number of shares of Series B Preferred Stock held by such holder by 500.

During the year ended July 31, 2023, the Company issued 29,526,900 shares of common stock and 500,000 shares of Series B preferred stock valued at $300 (Post split) for services.

During the year ended July 31, 2023, the Company issued 1,500,000 shares of common stock (Post split) valued at

$5,000,000 for the purchase of certain intangible assets (See Note 4).

NOTE 10 – SUBSEQUENT EVENTS

Subsequent July 31, 2023, the Company issued various promissory notes amounting to $6,500 for general operating purposes. The notes carry a 10% interest rate and are due upon 10 days written notice.

69

QUANTUMZYME CORP.

60,000,000 SHARES

OF

COMMON STOCK

OFFERING CIRCULAR

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of this Offering Circular is April 29, 2024

70

PART III - INFORMATION NOT REQUIRED IN THE OFFERING CIRCULAR

Number Description of Exhibit

2.1	Articles of Incorporation, as amended*
2.2	Bylaws*
4.1	Form of Subscription Agreement*
6.1	Material Contracts*
11.1	Consent of Jonathan D. Leinwand, P.A.**
12.1	Form of Opinion Jonathan D. Leinwand, P.A.*
99.1	Capitalization & Long-term Debt Schedule***

*Previously filed
**Included as part of Exhibit 12.1
***Filed herewith

71

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form 1-A and has duly caused this Offering Circular to be signed on its behalf by the undersigned on the 29th day of April 2024.

QUANTUMZYME CORP.

By:	/s/ Naveen Krishnarao Kulkarni
Name:	Naveen Krishnarao Kulkarni
Title:	Chief Executive Officer, President, Secretary, Treasurer, and Director

Date: April 29, 2024

This offering circular has been signed by the following person in the capacities indicated on the 25th  day of April 2024.

Name	Title	Date

/s/ Naveen Krishnarao Kulkarni	Chief Executive Officer, President, Secretary, Treasurer and Director	April 29, 2024
Naveen Krishnarao Kulkarni	(Principal Executive Officer & Principal Financial and Accounting Officer)
/s/ Manu Bharath Khareedhi	Director	April 29, 2024
Manu Bharath Khareedhi
/s/ Shrutin Ashok Ulman	Director	April 29, 2024
Shrutin Ashok Ulman

72

QUANTUMZYME CORP.

DISCLAIMER

No money or consideration is being solicited by the information in this Offering Circular or any other communication and, if sent, money will not be accepted and will be promptly returned. No offer by a potential investor to buy our securities can be accepted and, if made, any such offer can be withdrawn before qualification of this offering by the SEC. A potential investor’s indication of interest does not create a commitment to purchase the securities is offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met after the offering qualification date.

The Company’s Reg A+ Offering, after qualification by the SEC, will be made only by means of the Offering Circular. Any information in this Offering Circular or any other communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification for sale as provided in Regulation A+ in any such state or jurisdiction.

All information contained in this Offering Circular is subject to change.

73